Exhibit 10.18

Execution Version

Dated 29 July 2015

Between

Genetrix S.L.

and

TiGenix NV

in the presence of

Coretherapix S.L.

CONTRIBUTION AGREEMENT
regarding the contribution of shares in, and the contribution and the transfer and assignment of receivables on, Coretherapix S.L.

Linklaters LLP
Rue Brederode 13
B - 1000 Brussels

Telephone (+32) 2 501 94 11
Facsimile (+32) 2 501 94 94

Ref PHXR/TVA

Table of Contents

Contents		Page

1	Definitions	5

2	Interpretation	10

3	Contribution, Transfer and Assignment and Consideration	11

4	Conditions Precedent	19

5	Access to the Company and Collaboration	19

6	Conduct of the Company’s Business prior to the Closing Date	20

7	Certification from the Ministry of Science and Technology	21

8	Closing	21

9	Undertakings Post Closing	24

10	Genetrix’ Representations	24

11	TiGenix’ Representations	24

12	Genetrix’ Waiver of Rights against the Company	25

13	Indemnification	25

14	Claims by TiGenix	28

15	Claims by Genetrix	30

16	Confidentiality	31

17	Non-Competition and Non-Solicitation	33

18	Standstill	34

19	Lock-up	34

20	Call Option	35

21	Termination	36

22	Miscellaneous	37

CONTRIBUTION AGREEMENT

Between:	(1)

Genetrix S.L., a company organised and existing under the laws of Spain, having its registered office at Calle Santiago Grisolía nº 2 (Parque Tecnológico Madrid) 28760 Tres Cantos, Madrid, Spain, and registered with the Commercial Registry of Madrid under volume number 15,909, page M-268.899, book 0, section 8 sheet 140 and with tax identification number (CIF) B-82826546, represented for the purposes of this Agreement by ####### ########, pursuant to a power of attorney by means of a notarial deed executed before the Notary Public José Angel Martinez Sanchiz in Madrid on 27 July 2015, with number 1,551 on his records, of which a copy is attached hereto as Schedule A,

		hereinafter referred to as “Genetrix”;

And:	(2)

TiGenix NV, a company organised and existing under the laws of Belgium, having its registered office at Romeinse straat 12, bus 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven),

		represented for the purposes of this Agreement by Eduardo Bravo, CEO and attorney-in-fact, on the basis of a power of attorney of which a copy is attached hereto as Schedule B,

		hereinafter referred to as “TiGenix”.

In the presence of:	(3)

Coretherapix S.L., a company incorporated and existing under the laws of Spain, having its registered office at Calle Santiago Grisolia, 2 (Parque Tecnológico de Madrid) 28760 Tres Cantos, Madrid, Spain and registered with the Commercial Registry of Madrid under volume number 24667, page 70, book 0, section 8 sheet M-443970 and with tax identification number (CIF) B-64282650,

		represented for the purposes of this Agreement by its sole director Genetrix S.L., represented by #### ##### ### ###### #####,

		hereinafter referred to as the “Company”.

The parties referred to above under (1) and (2) are individually also referred to as a “Party” and jointly as the “Parties”.

Whereas:

(A)                            Genetrix owns all 80,041 outstanding shares (“participaciones”) (representing 100% of the share capital) in the Company.

(B)                            Genetrix has, and will on Closing (as defined below) have the following receivables on the Company:

(i)                                  receivables in an amount of EUR 641,520.56 under the existing loan agreements entered into (a) between Genetrix and the Company on 15 June 2015 for an amount of EUR 341,520.56 (including principal amount and any interest accrued thereon until 31 July 2015) and (b) between Genetrix Life Sciences and the Company on 17 April 2015 for an amount of EUR 300,000 (including principal amount and any interest accrued thereon until 31 July 2015) which shall be transferred and assigned by Genetrix Life Sciences to Genetrix on 31 July 2015 (together the “Genetrix Loan Agreements”); and

(ii)                               a receivable in an amount of EUR 151,207.57 under the existing loan agreements entered into between Genetrix and the Company on 15 July 2015 and 27 July 2015 for an aggregate amount of EUR 151,207.57 (including principal amount and any interest accrued thereon until 31 July 2015) (the “New Genetrix Loan Agreements”).

(C)                            On Closing, Genetrix will have the following receivables on the Company:

(i)                                  a receivable in an amount of EUR 1,684,767.69 as a result of Genetrix having fully (re)paid on behalf of the Company, on Closing, all outstanding amounts (including principal amounts, any interest accrued thereon and any early repayment penalties), under (a) the facility agreement entered into between the Company and [***] on 29 July 2013 (the “[***] Facility Agreement”) and (b) the facility agreement entered into between the Company and [***] on 25 April 2012 (the “[***] Facility Agreement”);

(ii)                               a receivable in an amount of EUR 187,947.68 as a result of Genetrix having fully (re)paid on behalf of the Company, on Closing, all outstanding amounts (including principal amounts, any interest accrued thereon and any early repayment penalties) under the loans entered into between the Company and [***] on 11 December 2014 (the “[***] Loans”);

(iii)                            a receivable in an amount of EUR 640,638.89 (including principal amount and any interest accrued thereon until 31 July 2015) under the existing loan agreements entered into between the Company and Genetrix’ shareholders (and certain persons linked to Genetrix) on 1 August 2014, 1 September 2014, 25 November 2014 and 16 December 2014, which have all been transferred and assigned to Genetrix on 20 July 2015 (the “Shareholder Loans”).

(D)                            The Company is focused on developing myocardial regeneration therapies for preventing the effects of cardiovascular disease during the acute and chronic stages of the myocardial infarction (Acute Myocardial Infarction (“AMI”) and Congestive Heart Failure (“CHF”), respectively). It uses the following technologies: (i) allogeneic cardiac stem cells (“AlloCSCs”), and (ii) growth factors. The Company is developing the following products/programmes: (a) AlloCSCs in AMI (AlloCSC-01), (b) AlloCSCs in Ventricular Tachycardia (the programmes under (a) and (b) as well as any other programmes based on AlloCSCs together referred to as the “AlloCSCs Programmes”), and (c) Embolic delivery of encapsulated growth factors (IGF 1 and HGF) for cardiovascular disease.

(E)                             On [***], TiGenix SAU (an Affiliate of TiGenix) and the Company entered into a confidential disclosure agreement (the “Confidential Disclosure Agreement”).

(F)                              On [***], the Parties entered into a non-binding term sheet regarding the possible transfer of the Contributed Shares and most of the Genetrix Receivables (both as defined below) from Genetrix to TiGenix (the “Non-Binding Term Sheet”).

(G)                            During the period starting on 8 June 2015 until 27 July 2015, TiGenix and its professional advisors performed a review of the Company, comprising a legal, operational, tax and financial due diligence of the Company, and in this process had the opportunity to review the documentation provided in the Data Room (as defined below) and ask questions to the management of Genetrix and/or the Company and their advisors (the “Due Diligence”).

(H)                           Genetrix and its professional advisors performed a review of TiGenix based on the publicly available documentation.

(I)                                Genetrix now wishes to transfer to TiGenix, and TiGenix now wishes to acquire from Genetrix, the Contributed Shares and the Genetrix Receivables (both as defined below), upon the terms and subject to the conditions set forth in this Agreement.

It is agreed as follows:

1                                      Definitions

In this Agreement capitalized terms and expressions shall have the following meaning, except if explicitly provided otherwise in this Agreement:

“Additional Milestone Payments” means any of the additional milestone payments set out in Clause 3.4.

“Affiliated Company” or “Affiliate” means (i) in relation to any company, any other company that, directly or indirectly, controls, is controlled by, or is controlled by the same company as, such company, and (ii) in relation to any individual, any company that is directly or indirectly controlled by such individual. For the purposes of this definition, “control” means the possession of the power to exercise a decisive influence on the appointment of a majority of the directors of a company or on the management policies of a company, whether through the ownership of voting shares, by contract or otherwise.

“Agreement” means this contribution agreement, including the Schedules thereto.

“AlloCSCs” has the meaning set out in Recital (D).

“AlloCSCs Programmes” has the meaning set out in Recital (D).

“AMI” has the meaning set out in Recital (D).

“Annual Accounts” means the Company’s audited and approved annual accounts as per 31 December 2014 of which a copy is included in Section X:\DD OPERACION SOBERANO\ 1-DOCUMENTOS SOCIETARIOS\ 5-CCAA Y DEPOSITO RM\ 7-2014_DEFINITIVO\ Cuentas Anuales Coretherapix 2014 ESP of the Data Room.

“[***] Loans” has the meaning set out in Recital (C).

“Breach of Representations” or “Breach” means in respect of any Representations, that the facts stated therein are not true or not accurate, or that such Representations, read together with the items Fairly Disclosed in accordance with Clause 10.3, are not complete to the extent that they omit a fact that ought to have been stated in order for such Representations, read together with the items Fairly Disclosed in accordance with Clause 10.3, not to be misleading to TiGenix.

“Business Days” means any day from Monday to Friday which is not a legal holiday in Belgium or Spain.

“Capital Increase” has the meaning set out in Clause 3.2.4(iii).

“CAREMI Trial” has the meaning set out in Clause 3.3.1.

“[***] Facility Agreement” has the meaning set out in Recital (C).

“CHF” has the meaning set out in Recital (D).

“Claim” means any claim of TiGenix or Genetrix under Clause 13.

“Closing” has the meaning set out in Clause 8.1.

“Closing Board Meeting” has the meaning set out in Clause 3.2.4(iii).

“Closing Date” has the meaning set out in Clause 8.1.

“Closing Obligations” means the Genetrix Closing Obligations and the TiGenix Closing Obligations.

“Commercialisation Additional Considerations” has the meaning set out in Clause 3.6.1.

“Commercialisation Additional Consideration Advance” has the meaning set out in Clause 3.6.1.

“Company” has the meaning set out in the Parties’ section of this Agreement.

“Company’s Business” means the business and activities carried out by the Company at the Signing Date as described in Recital (D).

“Confidential Disclosure Agreement” has the meaning set out in Recital (E).

“Consideration” means the aggregate of the considerations referred to in Clauses 3.2.1, 3.2.2 and 3.2.3.

“Contributed Genetrix Loan Receivables” means (i) 316,138.13/641,520.56th of Genetrix’ rights and obligations under the Genetrix Loan Agreements, including its receivable on the Company for an aggregate principal amount of EUR 640,000 plus any interest accrued thereon (i.e., EUR 640,000 as principal amount and EUR 1,520.56 as interest calculated up to 31 July 2015), and (ii) Genetrix’ rights and obligations under the New Genetrix Loan Agreements, including its receivable on the Company for an aggregate principal amount of EUR 151,000 plus any interest accrued thereon (i.e., EUR 151,000 as principal amount and EUR 207.57 as interest calculated up to 31 July 2015).

“Contributed Genetrix Receivables” means the Contributed Genetrix Loan Receivables and the Contributed Other Genetrix Receivables.

“Contributed Other Genetrix Receivables” means the EUR 1,684,767.69 receivable Genetrix will have on the Company as a result of Genetrix having fully repaid on behalf of the Company, on Closing, all outstanding amounts (including principal amounts, any interest accrued thereon and any early repayment penalties) under the [***] Facility Agreement and the [***] Facility Agreement.

“Contributed Shares” means any and all 80,041 outstanding shares (“participaciones”) in the Company, representing 100% of the share capital of the Company on Closing.

“Contribution” has the meaning set out in Clause 3.1.1(i).

“Cut-off Date” has the meaning set out in Clause 4.1.

“Data Room” means the virtual data room organized by Genetrix in relation to the Due Diligence, the content of which is burned on three (3) non rewritable CD-ROMs, duly signed on behalf of TiGenix and Genetrix and attached to this Agreement as Schedule 1(a). Each Party will keep one (1) CD-ROM and the third copy will be held in escrow by notary Alexis Lemmerling (or any other notary of notary firm Berquin in Brussels, Belgium) in accordance with the Data Room Deposit Agreement. In case of dispute between Parties on the content of the CD-ROM, the Parties will refer to the notary’s CD-ROM, the content of which will prevail.

“Data Room Deposit Agreement” means the data room deposit agreement entered into between the Parties and notary Alexis Lemmerling (or any other notary of notary firm Berquin in Brussels, Belgium) on or about the Signing Date in the form as attached hereto as Schedule 1(b).

“Due Diligence”‘ has the meaning set out in Recital (G).

“First Product” has the meaning set out in Clause 3.4.

“Fairly Disclosed”: a fact, matter or circumstance will only be “Fairly Disclosed” by Genetrix for the purpose of this Agreement to the extent it is disclosed to TiGenix in sufficient detail on the face of this Agreement or the Data Room document concerned to enable a reasonable party acquiring the Contributed Shares, the Contributed Genetrix Receivables and the Transferred Genetrix Receivables to understand the nature and scope of the fact, matter or circumstance in question and its possible impact on the Company.

“FSMA” means the Belgian Financial Services and Markets Authority (“Autoriteit voor Financiële Diensten en Markten” / “Autorité des services et marchés financiers”).

“Genetrix” has the meaning set out in the Parties’ section of this Agreement.

“Genetrix Closing Obligations” has the meaning set out in Clause 8.2.

“Genetrix Loan Agreements” has the meaning set out in Recital (B).

“Genetrix Receivables” means the Contributed Genetrix Receivables and the Transferred Genetrix Receivables.

“Genetrix’ Representations” has the meaning set out in Clause 10.1.

“[***] Soft Loans” means the soft loans for an aggregate principal amount of EUR 1,078,627, granted to the Company by resolution of the [***] on 20 December 2011.

“Intellectual Property” has the meaning set out in Clause 6.1.1 of Schedule 10.

“Interim Accounts” means the Company’s interim accounts as per 30 June 2015 of which a copy is included in Section X:\DD OPERACION SOBERANO\2-ACTIVOS RELEVANTES\4-CIERRE JUNIO 2015 of the Data Room.

“Locked Shares” has the meaning set out in Clause 19.1.

“Loss” means any damage (including connected expenses), loss, undertaking (“obligation” / “verbintenis”), liability, penalty or payment incurred, borne or made by the relevant legal entity or individual.

“[***] Facility Agreement” has the meaning set out in Recital (C).

“Market Approval” has the meaning set out in Clause 3.4.

“Milestone 1 Contribution” has the meaning set out in Clause 3.3.3.

“Milestone 1 New Shares” has the meaning set out in Clause 3.3.3.

“Milestone 1 Payment” has the meaning set out in Clause 3.3.1.

“Net Sales” means the sales proceeds invoiced by any company of the TiGenix Group in respect of sales of the First Product to any third party (i.e., a party which is not part of the TiGenix Group), less: (i) rebates granted in connection with reimbursement agreements with local, regional or national health authorities; (ii) discounts (e.g., trade discounts, cash discounts, quantity discounts) with a limit of 10% of the gross sales proceeds invoiced by any company of the TiGenix Group; (iii) sales taxes, value-added taxes, excise taxes, tariffs and duties related to the sales of the First Product; (iv) goods returned (e.g., rejections, defects, recalls, returns) with a limit of 10% of the gross sales proceeds invoiced by any company of the TiGenix Group and only to the extent that the product concerned was initially invoiced by any company of the TiGenix Group and therefore included in the “sales proceeds”; and (v) transportation costs.

“New Genetrix Loan Agreements” has the meaning set out in Recital (B).

“New Shares” means the Upfront New Shares and the Milestone 1 New Shares.

“Non-Commercialisation Additional Consideration” has the meaning set out in Clause 3.6.2.

“(Non)Commercialisation Payments” means any of the Commercialisation Additional Considerations and any of the Non-Commercialisation Additional Considerations.

“Non-Compete Period” has the meaning set out in Clause 17.1.

“Notification of Disapproval” has the meaning set out in Clause 3.4.1.

“Permitted Transferees” has the meaning set out in Clause 19.2.1.

“Pivotal Trial” has the meaning set out in Clause 3.6.2(i).

“Reduced Milestone 1 Payment” means the amount of the relevant Milestone 1 Payment after it has been reduced in accordance with Clause 3.3.2, as applicable.

“Representations” means, depending on the context, the Genetrix’ Representations or the TiGenix’ Representations.

“Restricted Period” has the meaning set out in Clause 19.1.

“Schedules” means the schedules to this Agreement.

“Shareholder Loans” has the meaning set out in Recital (C).

“Significant Result” has the meaning set out in Clause 3.3.1.

“Signing Date” means the date on which TiGenix and Genetrix have signed this Agreement (as the case may be, in counterparts in accordance with Clause 22.11) and which shall be the effective date of this Agreement.

“Spanish Commercial Registry Regulations” means Royal Decree 1784/1996 of 19 July, approving the Spanish Commercial Registry Regulations (“Real Decreto 1784/1996, de 19 de julio por el que se aprueba el Reglamento del Registro Mercantil”).

“Subsequent Product” has the meaning set out in Clause 3.5.

“Subsequent Product Milestone Payment” has the meaning set out in Clause 3.5.

“Target Working Capital” means minus seventy-two thousand euro (EUR -72,000).

“Taxes” means all taxes, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, registration taxes, real estate and personal property taxes, VAT, “parafiscal” charges, customs duties, social security contributions,  withholding taxes, environmental taxes and local taxes.

“Third Party Claim” has the meaning set out in Clause 14.5.1.

“TiGenix” has the meaning set out in the Parties’ section of this Agreement.

“TiGenix Closing Obligations” has the meaning set out in Clause 8.3.

“TiGenix Group” means TiGenix and its subsidiaries (in the meaning of article 6, 2° of the Belgian Companies Code) from time to time.

“TiGenix’ Representations” has the meaning set out in Clause 11.1.

“Transfer” means any offering, sale, short sale or other disposal of any share or any grant of options, convertible securities or other rights to acquire any share, or otherwise transfer or dispose of or enter into any swap or any other transaction (including any derivative transaction) or commitment with like effect, of whatever kind, which directly or indirectly leads to a total or partial transfer, on or off a stock exchange or regulated market, to one or more third parties of any interest or right in such share, legal or economic, or which in any way whatsoever fixes, limits or transfers any risk arising from the possibility of price movement, up or down, in respect of such share, whether any such swap or transaction described above is to be settled by delivery of shares or other securities, in cash or otherwise, or to agree to do or announce any of the aforementioned things.

“Transfer and Assignment” has the meaning set out in Clause 3.1.1(ii).

“Transferred Genetrix Receivables” means (i) 325,382.43/641,520.56th of Genetrix’ rights and obligations under the Genetrix Loan Agreements, including its receivable on the Company for an aggregate principal amount of EUR 640,000 plus any interest accrued thereon (i.e., EUR 640,000 as principal amount and EUR 1,520.56 as interest calculated up to 31 July 2015), (ii) the EUR 187,947.68 receivable Genetrix will have on the Company as a result of Genetrix having fully (re)paid on behalf of the Company, on Closing, all outstanding amounts (including principal amounts, any interest accrued thereon and any early repayment penalties) under the [***] Loans, and (iii) Genetrix’ rights and obligations under the Shareholder Loans, including its receivable on the Company for an aggregate principal amount of EUR 590,000 plus any interest accrued thereon (i.e., EUR 590,000 as principal amount and EUR 50,638.89 as interest calculated up to 31 July 2015).

“Upfront Cash Consideration” has the meaning set out in Clause 3.2.3.

“Upfront New Shares” means the Upfront Tranche 1 New Shares, the Upfront Tranche 2 New Shares and the Upfront Tranche 3 New Shares.

“Upfront Tranche 1 New Shares” has the meaning set out in Clause 3.2.1(i).

“Upfront Tranche 2 New Shares” has the meaning set out in Clause 3.2.2(i).

“Upfront Tranche 3 New Shares” has the meaning set out in Clause 3.2.2(ii).

“Working Capital” means, for the Company, the aggregate of inventories and accounts receivable (i.e., trade receivables, other receivables, deferred charges and accrued income), less the aggregate of accounts payable (i.e., trade, taxes and social charges, other debts, accrued charges and deferred income), to be calculated in accordance with the provisions set out in Schedule 1(c).

2                                      Interpretation

2.1                            The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

2.2                            The Schedules to this Agreement form an integral part of this Agreement and any reference to this Agreement includes the Schedules and vice versa.

2.3                            The original version of this Agreement has been drafted in English. Should this Agreement be translated into any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

2.4                            In Clause 13, the Parties intend to refer to the Belgian legal concept of “vrijwaring” / “garantie”.

2.5                            When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of “middelenverbintenis” / “obligation de moyen”.

2.6                            When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of “sterkmaking” / “porte-fort”.

2.7                            The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular Clause, paragraph or other subdivision.

2.8                            The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

2.9                            All terms defined in this Agreement shall have the same meaning regardless of whether they are used in the singular or plural form.

2.10                     For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a legal holiday in Belgium or Spain, the expiry date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in days.

2.11                     Where any statement is qualified by the expression “to the knowledge” or is qualified by any similar expression, such statement shall mean that the person making such statement has made due and diligent inquiry into the subject matter. For all purposes under this Agreement (and not only for the purposes of Genetrix’ Representations and TiGenix’ Representations), a legal entity (including any of the Parties as applicable) shall be deemed to have knowledge of a particular fact if any of the directors, executive officers or other executives of the legal entity has knowledge or should reasonably have knowledge of that fact after reasonable inquiry with the management of the legal entity.

3                                      Contribution, Transfer and Assignment and Consideration

3.1                            Contribution and Transfer and Assignment

3.1.1                  Subject to the terms and conditions set out in this Agreement (including in particular the conditions precedent set out in Clause 4.1), Genetrix:

(i)                                  unconditionally and irrevocably undertakes to subscribe to the Capital Increase on the Closing Date by contributing into TiGenix (a) all of the Contributed Shares, and (b) the Contributed Genetrix Receivables (the “Contribution”); and

(ii)                               hereby transfers and assigns to TiGenix with effect as of the Closing Date, the Transferred Genetrix Receivables (the “Transfer and Assignment”).

3.1.2                  The Contributed Shares shall be contributed together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Contributed Shares in respect of the financial year ending 31 December 2014 and the current financial year (which started on 1 January 2015).

3.1.3                  The Contribution and the Transfer and Assignment contemplated by this Agreement are indivisible and shall be valid only if they apply to all of the Contributed Shares, Contributed Genetrix Receivables and Transferred Genetrix Receivables. No partial enforcement of this Agreement shall be allowed.

3.2                            Consideration

3.2.1                  The total consideration for the Contributed Shares shall be the aggregate of:

(i)                                  4,681,612 new ordinary shares in TiGenix to be issued to Genetrix on the Closing Date (the “Upfront Tranche 1 New Shares”);

(ii)                               subject to the terms and conditions set out in Clause 3.3, the Milestone 1 Payments;

(iii)                            subject to the terms and conditions set out in Clause 3.4, the Additional Milestone Payments;

(iv)                           subject to the terms and conditions set out in Clause 3.5, the Subsequent Product Milestone Payments; and

(v)                              subject to the terms and conditions set out in Clause 3.6, the (Non)Commercialisation Payments.

3.2.2                  The total consideration for the Contributed Genetrix Receivables shall be the aggregate of:

(i)                                  2,372,912 new ordinary shares in TiGenix to be issued to Genetrix on the Closing Date (the “Upfront Tranche 2 New Shares”) as consideration for the Contributed Other Genetrix Receivables ; and

(ii)                               658,233 new ordinary shares in TiGenix to be issued to Genetrix on the Closing Date (the “Upfront Tranche 3 New Shares”) as consideration for the Contributed Genetrix Loan Receivables.

3.2.3                  The total consideration for the Transferred Genetrix Receivables shall be equal to a cash amount of one million one hundred fifty-three thousand nine hundred sixty-nine euro (EUR 1,153,969) (the “Upfront Cash Consideration”).

3.2.4                  Subject to the terms and conditions set out in this Agreement (including in particular the conditions precedent set out in Clause 4.1), TiGenix unconditionally and irrevocably undertakes:

(i)                                  to pay the Upfront Cash Consideration on the Closing Date;

(ii)                               to draw up the special board report and to request TiGenix’ statutory auditor to issue its report in relation to the Contribution in accordance with Article 602 of the Belgian Companies Code;

(iii)                            to convene a meeting of the board of directors of TiGenix to be held on the Closing Date before a notary public in Belgium (the “Closing Board Meeting”), which will effectively decide on the increase of the registered capital of TiGenix, within the framework of the authorised capital (“toegestaan kapitaal” / “capital autorisé”), through a contribution in kind (“inbreng in natura” / “apport en nature”) of the Contributed Shares and the Contributed Genetrix Receivables against the issuance of the Upfront Tranche 1 New Shares, the Upfront Tranche 2 New Shares and the Upfront Tranche 3 New Shares, at an issue price of EUR 0.71 per Upfront New Share (including EUR 0.61 issuance premium) (the “Capital Increase”).

3.3                            Milestone 1 Payment

3.3.1                  In case the Company completes the currently ongoing Phase I/IIa trial (the “CAREMI Trial”), Genetrix shall be entitled to the following milestone payments on the terms and conditions set out below (each referred to as a “Milestone 1 Payment”):

(i)                                  EUR 5,000,000 upon completion of the trial, i.e. upon the study report becoming available;

(ii)                               EUR 10,000,000 upon issue of the final study report [***].

Taking into account the corporate interests of the TiGenix Group and except if the Company would decide to stop the AlloCSCs Programmes, TiGenix shall use its best efforts and shall procure that the Company shall use its best efforts to allocate sufficient financial and human resources to progress the CAREMI Trial in the ordinary course.

Within sixty (60) Business Days following the issue of the final CAREMI Trial study report, TiGenix will notify Genetrix whether or not [***] as defined in the current protocol relating to the CAREMI Trial (such statistically significant result is referred to hereinafter as a “Significant Result”). If TiGenix notifies Genetrix that there is no Significant Result, the Parties shall meet (each Party assisted, if it so wishes, by one or more professional advisers) as soon as practicable, and in no event later than ten (10) days following the notification from TiGenix, to discuss and agree amicably whether there is a Significant Result. If the Parties fail to agree amicably whether there is a Significant Result, an independent expert with relevant experience, jointly appointed by the Parties, shall be instructed to verify whether there is a Significant Result. If the Parties fail to jointly appoint an independent expert with the relevant experience to determine whether there is a Significant Result, such independent expert will be appointed by the President of the competent court pursuant to Clause 22.10 at the request of either Party. The decision of the independent expert will be binding for the Parties (save in the event of manifest error in which case the matter shall be referred to the independent expert for correction).

3.3.2                  Any Milestone 1 Payment which has fallen due and is payable pursuant to Clause 3.3.1 shall be set off against and up to any amount payable by Genetrix under Clause 13 or any other provision of this Agreement that has remained unpaid, in whole or in part, after its due date. This set-off shall take place on the date on which the conditions for the relevant Milestone 1 Payment as set out in Clause 3.3.1(i) or 3.3.1(ii) have been satisfied. If the amount due and payable by Genetrix exceeds the Milestone 1 Payment, the excess amount shall remain due and payable by Genetrix to TiGenix. If the amount due and payable by Genetrix is less than the Milestone 1 Payment, the Milestone 1 Payment shall be reduced by the amount due and payable by Genetrix.

3.3.3                  In the event Genetrix is entitled to a Milestone 1 Payment or, as the case may be, a Reduced Milestone 1 Payment, and provided the par value (“fractiewaarde”) of the TiGenix shares at the time of the relevant Milestone 1 Contribution (as defined below) is lower than the average closing share price of TiGenix on Euronext Brussels over the ninety (90) days period immediately preceding the date of completion of the abovementioned condition for the relevant Milestone 1 Payment, Genetrix unconditionally and irrevocably undertakes to subscribe to a capital increase in TiGenix, decided by the board of directors of TiGenix within the framework of the authorised capital (“toegestaan kapitaal” / “capital autorisé”) or by an extraordinary shareholders’ meeting of TiGenix, by way of a contribution in kind of its claim for the relevant Milestone 1 Payment or, as the case may be, Reduced Milestone 1 Payment (a “Milestone 1 Contribution”) against issuance of a number of new ordinary shares in TiGenix (“Milestone 1 New Shares”) which shall be calculated as follows: euro amount of the relevant Milestone 1 Contribution, divided by the average closing share price of TiGenix on Euronext Brussels over the ninety (90) days period immediately preceding the date of completion of the abovementioned condition for the relevant Milestone 1 Payment, whereby fractions of shares shall be rounded down. TiGenix shall use its best efforts with a view to completing all corporate actions and reports required for the preparation and implementation of such capital increase within sixty (60) days of Genetrix being entitled to a Milestone 1 Payment. In case TiGenix does not succeed in organising and approving such capital increase within said sixty (60) days period, TiGenix shall have the option to pay the relevant Milestone 1 Payment to Genetrix by wire transfer of immediately available funds, to Genetrix’ bank account referred to in Clause 8.3.1.

3.4                            Additional Milestone Payments

3.4.1                  In case the Company obtains EMA marketing authorisation or the equivalent FDA approval (“Market Approval”) for the first product/indication based on AlloCSCs in AMI (the “First Product”) and if at such time the Company has not licensed out to a third party (i.e., a party which is not part of the TiGenix Group) the rights to develop and commercialize the First Product, Genetrix shall be entitled to the following milestone payments on the terms and conditions set out below:

(i)                                  EUR 20 million upon Market Approval for the First Product;

(ii)                               EUR 15 million when Net Sales of the First Product reach EUR 150 million in one calendar year for the first time;

(iii)                            EUR 30 million when Net Sales of the First Product reach EUR 300 million in one calendar year for the first time;

(iv)                           EUR 45 million when Net Sales of the First Product reach EUR 450 million in one calendar year for the first time;

(v)                              EUR 60 million when Net Sales of the First Product reach EUR 600 million in one calendar year for the first time;

(vi)                           EUR 75 million when Net Sales of the First Product reach EUR 750 million in one calendar year for the first time

(each of the above, an “Additional Milestone Payment”), provided that the First Product is commercialised by an entity of the TiGenix Group and such Net Sales are realised during the relevant calendar year.

For the avoidance of doubt, the Parties agree that if during a single calendar year the Net Sales meet two (or more) of the aforementioned thresholds, Genetrix shall be entitled to the aggregate of all the relevant Additional Milestone Payments.

Taking into account the corporate interests of the TiGenix Group and except if the Company would decide to stop the AlloCSCs Programmes, TiGenix shall use its best efforts and shall procure that the Company shall use its best efforts to allocate sufficient financial and human resources to obtain the Market Approval for the First Product in the ordinary course.

Within sixty (60) Business Days following the end of the calendar year during which Market Approval for the First Product occurs and each subsequent calendar year during which Net Sales of the First Product have been realised by the TiGenix Group, TiGenix shall provide Genetrix with the details of the computation of the Net Sales of the First Product for the relevant calendar year together with documents evidencing the determination of the Net Sales. As the case may be, Genetrix has fifteen (15) days to notify its disapproval to TiGenix (the “Notification of Disapproval”). If Genetrix does not send the Notification of Disapproval during the above timeframe, it is deemed to have accepted the Net Sales as determined by TiGenix and such Net Sales shall be final. In case of a valid Notification of Disapproval, the Parties shall meet as soon as practicable, and in no event later than ten (10) days following the Notification of Disapproval, to determine the Net

Sales amicably. If the Parties fail to determine the Net Sales amicably, the Net Sales will be determined by an independent expert jointly appointed by the Parties. If the Parties fail to jointly appoint an independent expert, the independent expert will be appointed by the President of the competent court pursuant to Clause 22.10 at the request of either Party. The decision of the independent expert will be binding for the Parties (save in the event of manifest error in which case the matter shall be referred to the independent expert for correction).

3.4.2                  Any Additional Milestone Payment shall be paid by TiGenix to Genetrix by wire transfer of immediately available funds, to Genetrix’ bank account referred to in Clause 8.3.1, within:

(i)                                  sixty (60) days following the date on which the Company has obtained Market Approval in case of an Additional Milestone Payment on the basis of Clause 3.4.1(i); or

(ii)                               sixty (60) days following the date of the final determination of the Net Sales of the First Product in accordance with the last paragraph of Clause 3.4.1 in case of an Additional Milestone Payment on the basis of Clause 3.4.1(ii), 3.4.1(iii), 3.4.1(iv), 3.4.1(v) or 3.4.1(vi).

3.5                            Subsequent Product Milestone Payment

In case the Company obtains Market Approval for any product/indication resulting from the Company’s portfolio as at 29 June 2015 (i.e., eCSCs or preclinical projects) other than the First Product (a “Subsequent Product”), Genetrix shall be entitled to EUR 25 million as milestone payment for each Subsequent Product upon Market Approval for such Subsequent Product (a “Subsequent Product Milestone Payment”).

Any Subsequent Product Milestone Payment shall be paid by TiGenix to Genetrix by wire transfer of immediately available funds, to Genetrix’ bank account referred to in Clause 8.3.1, within sixty (60) days following the date on which the Company has obtained Market Approval for the relevant Subsequent Product.

3.6                            (Non)Commercialisation Payments

3.6.1                  Commercialisation of First Product by the TiGenix Group

If the First Product is commercialised by the TiGenix Group (i.e., in case the First Product is not commercialised through a license granted to a party which is not part of the TiGenix Group), TiGenix shall pay to Genetrix amounts which shall be calculated as a percentage of the Net Sales of the First Product realised by the TiGenix Group in the relevant calendar year (the “Commercialisation Additional Considerations”).

For the calculation of the amount of Commercialisation Additional Consideration due in relation to the relevant calendar year, the following percentages shall be applied:

(i)                                  6% on the portion of the Net Sales of the First Product below EUR 150 million realised by the TiGenix Group in the relevant calendar year;

(ii)                               8% on the portion of the Net Sales of the First Product between EUR 150 million and EUR 300 million realised by the TiGenix Group in the relevant calendar year;

(iii)                            10% on the portion of the Net Sales of the First Product between EUR 300 million and EUR 450 million realised by the TiGenix Group in the relevant calendar year;

(iv)                           12% on the portion of the Net Sales of the First Product between EUR 450 million and EUR 600 million realised by the TiGenix Group in the relevant calendar year;

(v)                              14% on the portion of the Net Sales of the First Product between EUR 600 million and EUR 750 million realised by the TiGenix Group in the relevant calendar year;

(vi)                           16% on the portion of the Net Sales of the First Product above EUR 750 million realised by the TiGenix Group in the relevant calendar year.

Net Sales as referred to in this Clause 3.6.1 shall be calculated in accordance with the procedure set out in Clause 3.4.1, last paragraph.

Based on the Net Sales of the First Product realised by the TiGenix Group during the first, second and third quarter of the relevant calendar year, TiGenix shall pay advances on the Commercialisation Additional Consideration for the relevant calendar year by wire transfer of immediately available funds, to Genetrix’ bank account referred to in Clause 8.3.1, within sixty (60) days after the end of the first, second and third quarter, respectively, of the relevant calendar year. The aggregate amount of such advances on the Commercialisation Additional Consideration for the relevant calendar year is hereafter referred to as the “Commercialisation Additional Consideration Advance”.

Within sixty (60) Business Days following the end of the relevant calendar year, TiGenix shall provide Genetrix with the details of the computation of the Net Sales of the First Product for the relevant calendar year together with documents evidencing the determination of the Net Sales. The Net Sales for the relevant calendar year for the purposes of this Clause 3.6.1 shall be determined in accordance with the procedure set out in Clause 3.4.1, last paragraph. If the Commercialisation Additional Consideration for the relevant calendar year is higher than the Commercialisation Additional Consideration Advance for the relevant calendar year, TiGenix shall pay to Genetrix an amount equal to the difference between such Commercialisation Additional Consideration and such Commercialisation Additional Consideration Advance, by wire transfer of immediately available funds to Genetrix’ bank account referred to in Clause 8.3.1 within thirty (30) days following the date of the final determination of the Net Sales of the First Product for the relevant calendar year in accordance with the procedure set out in Clause 3.4.1, last paragraph. If the Commercialisation Additional Consideration for the relevant calendar year is lower than the Commercialisation Additional Consideration Advance for the relevant calendar year, Genetrix shall pay to TiGenix an amount equal to the difference between such Commercialisation Additional Consideration Advance and such Commercialisation Additional Consideration, by wire transfer of immediately available funds to the bank account timely notified by TiGenix to Genetrix for that purpose, within thirty (30) days following the date of the final determination of the Net Sales of the First Product for the relevant calendar year in accordance with the procedure set out in Clause 3.4.1, last paragraph.

3.6.2                  Commercialisation of First Product by licensee of the TiGenix Group

If the First Product is commercialised by a third party licensee (not belonging to the TiGenix Group), TiGenix shall pay to Genetrix amounts which shall be calculated as follows (the “Non-Commercialisation Additional Considerations”):

(i)                                  in case the Company moves directly from the CAREMI Trial into a phase III pivotal trial in Europe and/or the US (“Pivotal Trial”):

(a)                       35% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into before the first patient of the Pivotal Trial is recruited;

(b)                       25% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into after the start of the Pivotal Trial but before obtaining Market Approval for the First Product;

(c)                        15% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into after having obtained Market Approval for the First Product;

(ii)                               in case the Company does not move directly from the CAREMI Trial into the Pivotal Trial:

(a)                       35% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into before the first patient of a Phase IIb trial is recruited;

(b)                       25% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into after the start of a Phase IIb trial but before the first patient of the Pivotal Trial is recruited;

(c)                        20% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into after the start of the Pivotal Trial but before obtaining Market Approval for the First Product;

(d)                       15% of the royalties and any accumulated sales milestones received by the TiGenix Group from the third party licensee if the license is entered into after having obtained Market Approval for the First Product.

The relevant Non-Commercialisation Additional Consideration shall be payable by TiGenix to Genetrix by wire transfer of immediately available funds, to Genetrix’ bank account referred to in Clause 8.3.1, within thirty (30) days after the date on which the TiGenix Group has received from the third party licensee the relevant royalties or other payments on which the relevant Non-Commercialisation Additional Consideration is based.

3.7                            Set-Off

Any Additional Milestone Payment, Subsequent Product Milestone Payment or (Non)Commercialisation Payment which has fallen due pursuant to Clause 3.4, Clause 3.5 or Clause 3.6 shall be set off against and up to any amount due and payable by Genetrix under Clause 13 or any other provision of this Agreement that has remained unpaid, in whole or in part, after its due date. This set-off shall take place on the due date of the relevant Additional Milestone Payment, Subsequent Product Milestone Payment or (Non)Commercialisation Payment. If the relevant Additional Milestone Payment, Subsequent Product Milestone Payment or (Non)Commercialisation Payment exceeds the amount payable by Genetrix, the excess amount shall be paid by TiGenix to Genetrix on the above-mentioned due date by wire transfer of immediately available funds to Genetrix’ bank account referred to in Clause 8.3.1. In the reverse situation, the excess amount shall remain payable by Genetrix to TiGenix.

3.8                            Description of New Shares

3.8.1                  The New Shares shall be ordinary shares in TiGenix having the same rights and advantages as the existing ordinary shares in TiGenix at the time of issuance of the relevant New Shares. For the avoidance of doubt, the New Shares shall participate in the results of TiGenix as of and for the entire financial year that started on the first day of the financial year during which the relevant New Shares have been issued (provided that, for the avoidance of doubt, the New Shares will only participate in any dividends that have been declared by TiGenix on or after the date of issuance of the relevant New Shares and will not participate in any dividends that have been declared by TiGenix prior to the date of issuance of the relevant New Shares).

3.8.2                  The Upfront New Shares shall be delivered to Genetrix in registered form on the Closing Date and the Milestone 1 New Shares shall be delivered to Genetrix in registered form on the date on which the board of directors of TiGenix or TiGenix’ extraordinary shareholders’ meeting, as the case may be, resolves on the issuance of the relevant Milestone 1 New Shares as consideration for the relevant Milestone 1 Contribution. They will be delivered free and clear of any encumbrance (including without limitation any claim, pledge, charge, lien, option, attachment, pre-emption right or any other right or interest held by a third party), but will be subject to a lock-up as set out in Clause 19.

3.8.3                  Without prejudice to Clause 19.3, upon written request of Genetrix, TiGenix shall as soon as reasonably possible start with the conversion process, in cooperation with and upon written request of Genetrix, to convert the relevant New Shares that are no longer Locked Shares into dematerialized shares. To this effect, Genetrix shall without delay provide TiGenix with all securities account or other information reasonably required to enable TiGenix to arrange the conversion of the relevant New Shares into dematerialized shares.

3.8.4                  TiGenix shall use its best efforts to have the relevant New Shares admitted to trading on Euronext Brussels as soon as reasonably practicable following the date of issuance of the relevant New Shares.

4                                      Conditions Precedent

4.1                            The obligation of Genetrix to effect the Contribution and the Transfer and Assignment as set out in Clause 3.1, and the obligation of TiGenix to take any actions in relation to the Contribution and the Transfer and Assignment as set out in Clause 3.2 are subject to the satisfaction, on or before 31 July 2015 (the “Cut-Off Date”) or such other date as the Parties may jointly agree, of the following conditions precedent:

4.1.1                  Genetrix having repaid, on behalf of the Company, all outstanding amounts under the [***] Facility Agreement, the [***] Facility Agreement, the [***] Loans and any other loans entered into by the Company (except for the [***] Soft Loans,  the Genetrix Loan Agreements, the New Genetrix Loan Agreements and the Shareholder Loans), and all guarantees and other security interests granted under the aforementioned facility agreements and loans having been fully released;

4.1.2                  all rights and obligations under the Shareholder Loans having been fully transferred and assigned to Genetrix and all guarantees and other security interests granted by the Company under the Shareholder Loans (if any) having been fully released; and

4.1.3                  all rights and obligations under the existing loan agreement between the Company and Genetrix Life Sciences dated 17 April 2015 having been fully transferred and assigned to Genetrix and all guarantees and other security interests granted under such loan agreement (if any) having been fully released.

4.2                            Genetrix shall use its best efforts to ensure the due satisfaction of the conditions precedent set out in Clause 4.1 as soon as possible.

4.3                            TiGenix may at any time waive any of the conditions precedent set out in Clause 4.1 by giving two (2) days’ advance notice to Genetrix.

4.4                            If any of the conditions precedent set out in Clause 4.1 is not satisfied or waived prior to or on the Cut-off Date, the Agreement shall automatically lapse on such Cut-off Date, except that the provisions in Clauses 1, 2, 14, 18 and 22 shall survive.

5                                      Access to the Company and Collaboration

5.1                            Access to the Company

In order to prepare the integration of the Company in the TiGenix Group, between the Signing Date and the Closing Date, Genetrix shall, and shall cause the Company to allow TiGenix and its advisers to meet with the Company’s management and employees, upon reasonable advance notice and during normal business hours.

5.2                            Collaboration

Between the Signing Date and the Closing Date, Genetrix shall collaborate, to a reasonable extent, with TiGenix and shall use its reasonable best efforts to cause the Company’s management and employees to collaborate, to a reasonable extent, with TiGenix in order to prepare and facilitate the change of control over the Company and the Company’s integration into the TiGenix Group.

6                                      Conduct of the Company’s Business prior to the Closing Date

6.1                            Operation of the Company’s Business

Between the Signing Date and the Closing Date, Genetrix shall cause the Company to preserve the Company’s Business as a going concern in the ordinary and usual course as carried on prior to the Signing Date, and in particular to take all necessary actions in order to:

6.1.1                  preserve the validity of all its permits, licences, consents, approvals and authorisations;

6.1.2                  maintain in full force its insurance policies;

6.1.3                  maintain its tangible fixed assets in good operating condition; and

6.1.4                  keep available the services of its personnel.

6.2                            Restrictions on Genetrix and the Company

Between the Signing Date and the Closing Date, Genetrix agrees and undertakes not to approve any of the following resolutions at any shareholders’ meeting of the Company, and shall cause the Company (acting through its board of directors or, as the case may be, any other management body, the person in charge of daily management or any attorney-in-fact) not to do any of the following, without TiGenix’ prior written consent (which consent shall not be unreasonably withheld or delayed), and except for those acts which are explicitly provided for in this Agreement:

6.2.1                  declare any dividends or make any other distributions;

6.2.2                  increase or decrease its registered capital, or make any other amendment to its articles of association;

6.2.3                  approve the contribution or the sale of its business as a whole or any part thereof;

6.2.4                  wind up, merge or split up;

6.2.5                  enter into, amend or terminate any joint venture, partnership, profit sharing or any similar agreement or arrangement;

6.2.6                  acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

6.2.7                  incur any indebtedness (of any nature whatsoever) otherwise than as may be necessary in the ordinary and usual course of its business;

6.2.8                  give any guarantee to secure any liability of any third party;

6.2.9                  acquire or dispose of (in any manner whatsoever) any asset, except as in the ordinary and usual course of its business;

6.2.10           create any pledge or any other security interest on any of its assets;

6.2.11           grant any loan or advance any monies to any third party, or enter into any similar transaction;

6.2.12           enter into, amend or terminate any lease agreement;

6.2.13           enter into, amend or terminate any agreement which (a) involves or can reasonably be expected to involve a liability (of any nature whatsoever) for it in excess of ten thousand euro (EUR 10,000) in aggregate, or which (b) is not capable of being terminated by it without compensation at any time with less than one month’s notice;

6.2.14           enter into, amend or terminate any distribution agreement, agency agreement, or any similar agreement;

6.2.15           recruit any new employee;

6.2.16           grant any increase of remuneration (of any nature whatsoever) to any of its employees in excess of what is provided for in their employment agreement or any applicable collective bargaining agreement; or

6.2.17           enter into any agreement or commitment to do any of the above.

6.3                            Restriction on TiGenix

Between the Signing Date and the Closing Date, TiGenix agrees and undertakes not to approve any of the following resolutions through its competent corporate body, without Genetrix’ prior written consent (which consent shall not be unreasonably withheld or delayed), except for those acts which are explicitly provided for in this Agreement:

6.3.1                  declare any dividends or make any other distributions;

6.3.2                  increase or decrease its registered capital, or make any other amendment to its articles of association;

6.3.3                  approve the contribution or the sale of its business as a whole or any part thereof;

6.3.4                  wind up, merge or split up;

6.3.5                  enter into any agreement or commitment to do any of the above.

7                                      Certification from the Ministry of Science and Technology

Genetrix shall procure that the Company shall use its best efforts to obtain prior to or on the Closing Date a certification from the Ministry of Science and Technology (or an associated body) stating that the activities of the Company comply with the relevant requirements to be considered as R&D activities for the purposes of Spanish Corporate Income Tax Law (Law 27/2014, of November 27).

8                                      Closing

8.1                            Date and Place

The Contribution and the Transfer and Assignment shall be implemented and the Upfront New Shares shall be issued (the “Closing”) at the offices of Linklaters LLP in Brussels on the Cut-Off Date, after the satisfaction or waiver, prior to or on the Cut-Off Date, of all conditions precedent set out in Clause 4.1 (the “Closing Date”), or at such other place or on such other date as may be agreed between the Parties.

8.2                            Genetrix Closing Obligations

Subject to the terms and conditions set out in this Agreement (including in particular the conditions precedent set out in Clause 4.1), Genetrix shall on the Closing Date do (or shall cause its duly authorised representatives to do) all of the following (the “Genetrix Closing Obligations”):

8.2.1                  deliver to TiGenix a certificate confirming all the conditions precedent set out in Clause 4.1 (other than those waived in writing by TiGenix in accordance with Clause 4.3, as the case may be) have been duly satisfied together with the evidence of such satisfaction;

8.2.2                  effect the Contribution into TiGenix;

8.2.3                  register the Upfront New Shares in the share register of TiGenix in the name of Genetrix;

8.2.4                  formalise in a Spanish public deed the transfer all of the Contributed Shares, the Contributed Genetrix Receivables and the Transferred Genetrix Receivables to TiGenix;

8.2.5                  deliver to a notary public in Spain or to TiGenix a certificate issued by Genetrix, sole director of the Company, through its representative Mr ### ##### ### #### ######, declaring that all requirements set out in the by-laws of the Company for the transfer of the Contributed Shares have been fulfilled;

8.2.6                  exhibit to a notary public in Spain the original documents evidencing its ownership title to the Contributed Shares transferred by it and instruct the notary public in Spain to record the transfer in such documents immediately after the transfer public deed has been executed by TiGenix and Genetrix;

8.2.7                  deliver the following documents to TiGenix:

(i)                                  the resignation letters substantially in the form of Schedule 8.2.7(i), duly executed by the sole director (and its representative) of the Company pursuant to which such persons resign from their positions at the Company;

(ii)                               the executed agreement between the Company and Mr #### ### ##### ###### with respect to the termination of the existing employment agreement between the Company and Mr #### ### ##### ###### with effect as of 31 July 2015 without any notice periods being due by the Company and with a gross termination compensation to be paid by the Company in an amount not exceeding EUR [***];

8.2.8                  notify, together with TiGenix, the Company of the transfer of the Contributed Shares effected by virtue of the Closing Board Meeting;

8.2.9                  in its capacity as sole director of the Company, through its representative Mr #### #### ### ##### ######, record (and procure that its representative shall record) the transfer of the Contributed Shares in the Company’s share book (“Libro Registro de Socios”); and

8.2.10           in its capacity as leaving sole director of the Company, through its representative Mr #### ### ##### ######, and for the purposes of article 111 of the Spanish Commercial Registry Regulations, sign (and cause its representative to sign) the relevant certificate issued by the sole shareholder and/or the secretary of the Company with the approval (“visto bueno”) of the chairman of the Company or, as the case may be, by the relevant director related to the appointment of the new directors and, as the case may be, the secretary of the board of directors of the Company.

8.3                            TiGenix Closing Obligations

Subject to the terms and conditions set out in this Agreement (including in particular the conditions precedent set out in Clause 4.1), TiGenix shall on the Closing Date do (or shall cause its duly authorised representatives to do) all of the following (the “TiGenix Closing Obligations”):

8.3.1                  pay the Upfront Cash Consideration by wire transfer (value date the Closing Date) to Genetrix’ bank account with ###### with IBAN number #### #### #### ### ####, or any other bank account timely notified in writing by Genetrix to TiGenix;

8.3.2                  hold the Closing Board Meeting and issue the Upfront New Shares;

8.3.3                  register the Upfront New Shares in the share register of TiGenix in the name of Genetrix; and

8.3.4                  formalise in a Spanish public deed the transfer all of the Contributed Shares, the Contributed Genetrix Receivables and the Transferred Genetrix Receivables to TiGenix; and

8.3.5                  notify, together with Genetrix, the Company of the transfer of the Contributed Shares effected by virtue of the Closing Board Meeting.

8.4                            Waiver of Closing Obligations

8.4.1                  TiGenix may at any time waive some or all of the Genetrix Closing Obligations by giving two days’ advance notice to Genetrix.

8.4.2                  Genetrix may at any time waive some or all of the TiGenix Closing Obligations by giving two days’ advance notice to the Purchaser.

8.5                            Breach of Closing Obligations

8.5.1                  The effectiveness of each of the TiGenix Closing Obligations is conditional upon the fulfilment of all of the Genetrix Closing Obligations and vice versa.

8.5.2                  If a Party fails to comply with any of its material Closing Obligations, then all Closing Obligations that have already been fulfilled shall be deemed null and void and any non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(i)                                  to terminate this Agreement by giving fifteen days’ advance notice to the other Party within eight days after the Closing Date, provided that, after this eight-day period, the non-breaching Party shall be deemed to have waived its right to terminate this Agreement under this Clause 8.5.2;

(ii)                               to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(iii)                            to fix a new date for the Closing (not being more than fifteen days after the agreed Closing Date) but provided that such deferral may only occur once.

8.5.3                  The provisions of Clause 21 shall apply in case of termination of this Agreement pursuant to Clause 8.5.2.

9                                      Undertakings Post Closing

9.1                            Payment of Indebtedness Owed to the Company by Genetrix

Genetrix shall pay in full, within five (5) Business Days following the Closing Date, all indebtedness it owes to the Company (if any) and it shall cause all indebtedness owed to the Company by any Affiliated Company of Genetrix (if any) to be paid in full within five (5) Business Days following the Closing Date.

9.2                            Release of Company’s Guarantees

Genetrix shall procure that all guarantees and security interests given by the Company in respect of any liability of Genetrix or any of its Affiliated Companies (if any) shall be fully released by the beneficiaries of such guarantees or security interests within five (5) Business Days following the Closing Date.

10                               Genetrix’ Representations

10.1                     Genetrix makes to TiGenix the representations set out in Schedule 10 (the “Genetrix’ Representations”) as at the Signing Date and as at the Closing Date or, as the case may be, any such earlier date as of which any Genetrix’ Representation is expressly made.

10.2                     Genetrix acknowledges that the Genetrix’ Representations, read together with the information Fairly Disclosed in accordance with Clause 10.3, have had a conclusive effect (“un caractère déterminant” / “een doorslaggevende invloed”) on TiGenix’ decision to acquire the Contributed Shares, the Contributed Genetrix Receivables and the Transferred Genetrix Receivables and to enter into this Agreement.

10.3                     All Genetrix’ Representations, other than those set out in Clauses 1.1 (Capacity), 2.3 (Capital of the Company), 2.4 (Ownership of the Contributed Shares), 3.5 (Contributed and Transferred Genetrix Receivables) and 5.9 (Working Capital) of Schedule 10, are made subject only to all matters which are Fairly Disclosed by Genetrix in the relevant Genetrix’ Representation or in the Data Room, which matters shall therefore limit the contents and scope of such Genetrix’ Representations.

11                               TiGenix’ Representations

11.1                     TiGenix makes to Genetrix the representations set out in Schedule 11 (the “TiGenix’ Representations”) as at the Signing Date and as at the Closing Date or, as the case may be, any such earlier date as of which any TiGenix’ Representation is expressly made.

11.2                     TiGenix acknowledges that the TiGenix’ Representations have had a conclusive effect (“un caractère déterminant” / “een doorslaggevende invloed”) on Genetrix’ decision to enter into this Agreement.

11.3                     All TiGenix’ Representations, other than those set out in Clause 1.1 (Capacity) of Schedule 11, are made subject only to all matters which are fairly disclosed by TiGenix in the relevant TiGenix’ Representation or in any annual report, press release or other document publicly disclosed by TiGenix on or prior to the Signing Date, which matters shall therefore limit the contents and scope of such TiGenix’ Representations.

12                               Genetrix’ Waiver of Rights against the Company

Save in the case of fraud or intentional misrepresentations or misconduct (“dol” / “bedrog”), Genetrix hereby agrees to waive with effect from the Closing Date any rights or remedies which it may have against the Company in respect of any inaccuracy or omission in any information supplied by the Company in connection with assisting Genetrix in the making of any of the Genetrix’ Representations or the preparation of the Data Room.

13                               Indemnification

13.1                     General Principle

13.1.1           Subject to the limitations set out in this Clause 13, Genetrix agrees and undertakes to indemnify and hold harmless TiGenix for, from and against any Loss incurred by TiGenix arising from any Breach of a Genetrix’ Representation, i.e. any Loss incurred by TiGenix which would not have been incurred by it if all facts stated in the Genetrix’ Representations had been true, accurate and, reading the Genetrix’ Representations together with the items Fairly Disclosed in accordance with Clause 10.3, complete to the extent that they do not omit a fact that ought to have been stated in order for such information Fairly Disclosed read together with the Representations not to be misleading to TiGenix.

13.1.2           Subject to the limitations set out in this Clause 13, TiGenix agrees and undertakes to indemnify and hold harmless Genetrix for, from and against any Loss incurred by Genetrix arising from any Breach of a TiGenix’ Representation, i.e. any Loss incurred by Genetrix which would not have been incurred by it if all facts stated in the TiGenix’ Representations had been true, accurate and, reading the TiGenix’ Representations together with the items fairly disclosed in accordance with Clause 11.3, complete to the extent that they do not omit a fact that ought to have been stated in order for such Representations not to be misleading to Genetrix.

13.2                     Indemnification in respect of Specific Matters

Subject to the limitations set out in Clause 13, Genetrix agrees and undertakes to indemnify TiGenix for:

13.2.1           any Loss incurred by the Company or TiGenix resulting or arising from the Company or TiGenix being liable for any labour, social security or Tax obligations in respect of any employees of Genetrix or any Affiliated Company of Genetrix (excluding the Company);

13.2.2           any Loss incurred by the Company or TiGenix resulting or arising from the Company or TiGenix being liable for any health and safety obligations in respect of any employees or any consultant, service provider or independent contractor of the Company in respect of any period ending on or prior to the Closing Date;

13.2.3           any Loss incurred by the Company or TiGenix resulting or arising from any Tax debt (including any tax due, plus delayed interest and penalties) derived from any procedure initiated by the Spanish tax authorities in relation to the withholding Tax obligations derived from interest due in respect of the shareholder loans which were capitalised in 2012. This Clause 13.2.3 will lapse if and when the Company has obtained the tax residency certificate for Genetrix Life Sciences, in the form of Schedule 13.2.3 but issued with respect to fiscal year 2012, regarding the interest due in respect of its loans which were capitalised in 2012. For the avoidance of doubt, such lapse of this Clause 13.2.3 shall not affect any Claims already notified by TiGenix to Genetrix on the basis of this Clause 13.2.3 prior to the date on which this Clause 13.2.3 lapsed;

13.2.4           any Loss incurred by the Company or TiGenix resulting or arising from the non-fulfilment of the obligation of registration with the [***];

13.2.5           any Loss incurred by the Company or TiGenix resulting or arising from any person claiming any intellectual property rights, industrial property rights or commercialization rights in respect of the results of “Project [***]”;

13.2.6           any Loss incurred by the Company or TiGenix resulting or arising from (i) claims by any (former) lender (other than TiGenix) under any of the Genetrix Loan Agreements, the New Genetrix Loan Agreements, the [***] Facility Agreement, the [***] Facility Agreement, the [***] Loans or any Shareholder Loans for any amounts under such agreements (including but not limited to prepayment fees, break fees or payments of principal or interest amounts) and (ii) any guarantees or other security interests provided by the Company under the loan agreements referred to under (i) not having been fully released prior to or on the Closing Date;

13.2.7           any Loss incurred by the Company or TiGenix resulting or arising from the Company having to reimburse (all or part of) the subsidies granted to the Company in relation to the CAREMI and CARDIONET projects due to circumstances, actions or omissions dating back to the period prior to the Closing;

13.2.8           any Loss incurred by the Company or TiGenix resulting or arising from the Company having used any software during any period prior to the Closing in breach of any Intellectual Property rights of any third parties. The Parties have agreed that TiGenix or the Company will put in place licenses for the use of the software the Company needs to operate the Company’s Business as soon as reasonably practicable following the Closing Date; and

13.2.9           any Loss incurred by the Company or TiGenix resulting or arising from any obligation derived from the Company’s position as associated beneficiary, vis-à-vis (i) the [***], (ii) the other relevant authorities, (iii) [***], and; (iv) the other associated beneficiaries of the [***] Facility Agreement, pursuant to the collaboration agreement entered into between the [***] and [***] on 23 May 2011.

13.3                     Double Claims

If the same event, matter or circumstances can give rise to a Claim under several provisions of Clauses 13.1 or 13.2, TiGenix or Genetrix, respectively, shall only be indemnified once, but TiGenix or Genetrix, respectively, shall have the option, in its absolute discretion, to choose the Clause upon which it is to base its Claim.

13.4                     Computation of Losses incurred by TiGenix

For the purposes of this Clause 13, any Loss or other prejudice as referred to in Clause 13.2 incurred by the Company shall be deemed to be incurred by TiGenix in the same amount, unless TiGenix establishes that it has incurred a greater Loss or other prejudice.

13.5                     Nature of any Payment to TiGenix

Any amount paid by Genetrix to TiGenix under this Clause 13 shall constitute a reduction of the Consideration.

13.6                     Tax Gross-Up

If any amount paid under this Clause 13 is subject to any Tax, the amount so payable shall be grossed up by such amount as will ensure that after payment of such Tax there shall be left a sum equal to the amount which would otherwise be payable under this Clause 13.

13.7                     Time Limitations

TiGenix or Genetrix shall have no obligation to respectively indemnify Genetrix or TiGenix in respect of any Claim for Breach of Representations unless it is notified by the claimant to the Party that has made the relevant breached Representations within the relevant period set out below:

13.7.1           in the case of any Claim for Breach of the Genetrix’ Representations in respect of the ownership of the Contributed Shares as set out in Clause 2.4 of Schedule 10, within thirty (30) years following the Closing Date;

13.7.2           in the case of any Claim for Breach of the Genetrix’ Representations in respect of the Contributed Genetrix Receivables or the Transferred Genetrix Receivables as set out in Clause 3.5 of Schedule 10, within ten (10) years following the Closing Date;

13.7.3           in the case of any Claim for Breach of Genetrix’ Representations in respect of Tax matters as set out in Clause 16 of Schedule 10, within sixty (60) days after the date upon which the right of the tax authorities or any other competent authorities to assess or claim any Taxes in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

13.7.4           in the case of any Claim for Breach of the TiGenix’ Representations in respect of the Upfront New Shares as set out in Clause 2.2 of Schedule 11, within thirty (30) years following the Closing Date;

13.7.5           in the case of any other Claim for Breach of the Representations, within twenty-four (24) months following the Closing Date.

13.8                     Minimum Claims

13.8.1           TiGenix or Genetrix shall have no obligation to respectively indemnify Genetrix or TiGenix in respect of any Claim arising from any single Loss where the amount which would otherwise be recoverable under this Agreement in that respect does not exceed twenty thousand euro (EUR 20,000) and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 13, the total amount of the Claim shall be recoverable from Genetrix or TiGenix, as the case may be.

13.8.2           Series of Claims arising from substantially identical facts shall be aggregated for the purposes of this Clause 13.8.

13.9                     Maximum Liability

13.9.1           Maximum Liability of Genetrix

(i)                                  The aggregate liability of Genetrix under Clause 13, excluding any liability for any Breach of the Genetrix’ Representations set out in Clauses 5.9 (Working Capital) and 16 (Taxes and Social Security) of Schedule 10, shall not exceed [***].

(ii)                               The aggregate liability of Genetrix under Clause 13, including any liability for any Breach of the Genetrix’ Representations set out in Clauses 5.9 (Working Capital) and 16 (Taxes and Social Security) of Schedule 10, shall not exceed [***].

13.9.2           Maximum Liability of TiGenix

The aggregate liability of TiGenix under Clause 13 shall not exceed [***].

13.10              Claims not subject to Limitations on Amount

13.10.1    Notwithstanding any other provision in this Agreement, Clauses 13.8 and 13.9 shall not apply to any Claim made in respect of:

(i)                                  any Breach of Genetrix’ Representations set out in Clauses 1.1 (Capacity), 2.3 (Capital of the Company), 2.4 (Ownership of the Contributed Shares), and 3.5 (Contributed and Transferred Genetrix Receivables) of Schedule 10;

(ii)                               the matters set out in Clause 13.2 (Indemnification in respect of Specific Matters);

(iii)                            any Breach of TiGenix’ Representations set out in Clause 1.1 (Capacity)  of Schedule 11, or any Breach of TiGenix’ Representations in respect of the Upfront New Shares as out in Clause 2.2 of Schedule 11.

13.10.2    Claims in respect of any of the matters listed in Clause 13.10.1 shall not be aggregated with other Claims against Genetrix or TiGenix, as the case may be, for the purposes of Clause 13.9.

13.10.3    Notwithstanding any other provision in this Agreement, Clause 13.8 shall not apply to any Claim made in respect of any Breach of the Genetrix’ Representations set out in Clauses 5.9 (Working Capital) and 16 (Taxes and Social Security) of Schedule 10.

Subject to the limitation set out in Clause 13.9.1(ii), Genetrix agrees and undertakes to indemnify TiGenix for any shortfall of the Company’s Working Capital as per the Closing Date compared to the Target Working Capital.

13.11              Fraud and Intentional Misconduct

None of the limitations contained in this Clause 13 shall apply in case of fraud or intentional misrepresentations or misconduct (“dol” / “bedrog”) by any of Genetrix or TiGenix, as the case may be.

14                               Claims by TiGenix

14.1                     Notification of Claims

In order to make a Claim against Genetrix, TiGenix shall give a notice of such Claim to Genetrix within the time limits provided in Clause 13.7, setting out the legal and factual basis of the Claim, together with, if practicable, a first estimate of the amount of the Losses (or other prejudice as referred to in Clause 13.2).

14.2                     Notification of Genetrix’ Objections

14.2.1           If Genetrix objects to any Claim made by TiGenix in accordance with Clause 14.1, it shall give a notice to TiGenix objecting to the Claim within thirty (30) days following notification of such Claim. Such notice shall contain a statement of the basis of the Genetrix’ objections.

14.2.2           Genetrix shall be deemed to accept any Claim made by TiGenix in accordance with Clause 14.1 if it fails to give a notice of objection to TiGenix pursuant to Clause 14.2.1.

14.3                     Disagreement on a Claim

If Genetrix and TiGenix are unable to reach agreement on the amount payable by Genetrix within thirty (30) days following notification of Genetrix’ objections in accordance with Clause 14.2, the matter shall be decided in accordance with Clause 22.10.

14.4                     Payment by Genetrix

14.4.1           If Genetrix has accepted the amount claimed by (or is deemed to have accepted that amount pursuant to Clause 14.2) or if Genetrix and TiGenix have agreed on another amount, Genetrix shall pay such amount (subject to the limitations set out in Clause 13) within fifteen (15) days of such acceptance or agreement.

14.4.2           If the matter giving rise to a Claim has been decided by any competent court or tribunal in accordance with Clause 22.10 and Genetrix has been ordered to pay any amount pursuant to any enforceable judgement, Genetrix shall pay such amount on the date on which it has become due and payable.

14.4.3           All payments shall be made in accordance with such instructions as shall be notified to Genetrix by TiGenix.

14.4.4           The provisions of this Clause 14.4 are without prejudice to the set-off procedures set out in Clauses 3.3.2 or 3.7.

14.5                     Third Party Claims

14.5.1           If the events, matters or circumstances that may give rise to a Claim against Genetrix occur or arise as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”), then TiGenix shall, and shall cause the Company to:

(i)                                  provide Genetrix with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as Genetrix may reasonably request, subject to Genetrix agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

(ii)                               consult with Genetrix as is reasonably practicable in relation to the conduct of any proceedings arising out of the Third Party Claim, and ensure that Genetrix’ comments shall be taken into account in so far as such comments are reasonable and made in the Company’s corporate interest, provided that all decisions in relation to such proceedings shall be made by TiGenix or the Company;

(iii)                            subject to Clause 14.5.2, no admission of liability shall be made by TiGenix or the Company and the Third Party Claim shall not be settled without Genetrix’ prior written consent, which consent may not be unreasonably refused or delayed; and

(iv)                           inform Genetrix of the progress of such proceedings.

14.5.2           TiGenix and the Company shall be allowed to make any admission of liability or enter into any settlement agreement as they consider appropriate if Genetrix fails to assert its rights in accordance with Clause 14.5.1(iii) within ten (10) Business Days from the date of any notification by TiGenix or the Company to Genetrix of the envisaged admission of liability or settlement.

14.5.3           If a Third Party Claim may give rise to a Claim under Clause 13.2, then, in addition, but provided Genetrix has confirmed to TiGenix, in writing, that the Third Party Claim in question will, if substantiated, give rise to a valid Claim under Clause 13.2, TiGenix shall, and shall cause the Company to, permit Genetrix to conduct the Third Party Claim and take such action at Genetrix’ expense as it decides is necessary to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim on behalf of the Company it being understood that Genetrix will consult with TiGenix and the Company as is reasonably practicable in relation to the conduct of any proceedings arising out of the Third Party Claim, and ensure that TiGenix’ and the Company’s comments shall be taken into account in so far as such comments are reasonable.

15                               Claims by Genetrix

15.1                     Notification of Claims

In order to make a Claim against TiGenix, Genetrix shall give a notice of such Claim to TiGenix within the time limits provided in Clause 13.7, setting out the legal and factual basis of the Claim, together with, if practicable, a first estimate of the amount of the Losses.

15.2                     Notification of TiGenix’ Objections

15.2.1           If TiGenix objects to any Claim made by Genetrix in accordance with Clause 15.1, it shall give a notice to Genetrix objecting to the Claim within thirty (30) days following notification of such Claim. Such notice shall contain a statement of the basis of the TiGenix’ objections.

15.2.2           TiGenix shall be deemed to accept any Claim made by Genetrix in accordance with Clause 15.1 if it fails to give a notice of objection to Genetrix pursuant to Clause 15.2.1.

15.3                     Disagreement on a Claim

If TiGenix and Genetrix are unable to reach agreement on the amount payable by TiGenix within thirty (30) days following notification of TiGenix’ objections in accordance with Clause 15.2, the matter shall be decided in accordance with Clause 22.10.

15.4                     Payment by TiGenix

15.4.1           If TiGenix has accepted the amount claimed by (or is deemed to have accepted that amount pursuant to Clause 15.2) or if TiGenix and Genetrix have agreed on another amount, TiGenix shall pay such amount (subject to the limitations set out in Clause 13) within fifteen (15) days of such acceptance or agreement.

15.4.2           If the matter giving rise to a Claim has been decided by any competent court or tribunal in accordance with Clause 22.10 and TiGenix has been ordered to pay any amount pursuant to any enforceable judgement, TiGenix shall pay such amount on the date on which it has become due and payable.

15.4.3           All payments shall be made in accordance with such instructions as shall be notified to TiGenix by Genetrix.

16                               Confidentiality

16.1                     Confidentiality and Announcements

16.1.1           The existence, subject matter and contents of this Agreement are confidential, and subject to Clauses 16.1.3 and 16.2, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, at any time (including after the Closing Date).

16.1.2           Subject to Clause 16.1.3:

(i)                                  each Party shall treat, and shall cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to treat, as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to this Agreement;

(ii)                               Genetrix shall treat, and shall cause its officers, directors, employees, accountants, counsel, consultants and advisors to treat, as strictly confidential and not disclose or use any information relating to the business and financial affairs of TiGenix or its affiliates; and

(iii)                            TiGenix shall treat, and shall cause its officers, directors, employees, accountants, counsel, consultants, advisors, agents and affiliates to treat, as strictly confidential and not disclose or use any information relating to the business and financial affairs of Genetrix.

16.1.3           Clauses 16.1.1 and 16.1.2 shall not prohibit disclosure or use of any information if and to the extent that:

(i)                                  the disclosure or use is necessary in order to allow any Party to comply with any legal or regulatory requirement or the rules of any applicable public authority or stock exchange;

(ii)                               the disclosure or use is required for the purposes of any judicial, administrative or arbitration proceedings;

(iii)                            the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 16.1.1 and 16.1.2 in respect of such information as if they were a party to the Agreement or are bound by professional secrecy rules;

(iv)                           the information is or becomes publicly available (other than as a result of any breach of the Agreement); or

(v)                              the information becomes available to the Party bound by this Clause 16.1 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence), it being understood, however, that any Party that intends to disclose information pursuant to this Clause 16.1.3 shall, prior to making such disclosure, consult with the other Party on the form, content and timing of such disclosure.

16.1.4           No announcement in connection with the existence or the subject matter of the Agreement shall be made without the prior written consent of TiGenix and Genetrix (which consent shall not be unreasonably withheld or delayed) except where obtaining prior consent from Genetrix is not reasonably possible due to the applicable laws and rules of any stock exchange.

16.1.5           The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or contents of the Agreement occurs.

16.2                     The Parties agree that Clause 16.1 shall not apply to any announcement made or information disclosed by TiGenix or Genetrix in relation to the existence or contents of the Agreement in the framework of:

16.2.1           any press releases in relation to the transactions contemplated by this Agreement;

16.2.2           any board reports, auditor’s reports, convening notices, board meeting or shareholders’ meetings in relation to the implementation of the Agreement,

provided that such announcements shall only be made (i) if the announcing Party is obliged by applicable laws or regulations to make the relevant announcement, (ii) to the extent not prohibited by applicable laws or regulations, after prior consultation with and consent of TiGenix and Genetrix (which consent shall not be unreasonably withheld or delayed) on the form, content and timing of such announcement whereby all reasonable interests of all Parties shall be taken into consideration.

16.3                     Except for the information that has already been disclosed in accordance with Clauses 16.1 or 16.2, in case the Agreement is terminated for whatever reason, on the one hand, TiGenix and, on the other hand, Genetrix shall keep confidential any information on respectively Genetrix and TiGenix (and their respective business) pursuant to and in preparation of the Agreement such as (without limitation) their respective operations, financial position, organization, strategy and prospects, which is made available to the other Party, whether in writing, in disk or electronic form, orally or pursuant to site visits to premises and in any form or medium in which such information may be recorded or kept, until the information has become part of the public domain (otherwise than as a result of a breach of the confidentiality undertaking). In addition, all confidential information made available in writing, in disk or electronic form or in any other physical form, must be returned or destroyed with an official destruction confirmation acceptable for the Parties, forthwith upon termination of the Agreement.

Such information shall not be used by the other Party in any way which is directly or indirectly detrimental to, competitive with or otherwise not beneficial to the Party providing such information. The information shall only be disclosed to persons who reasonably need to know such information and are directly concerned with the assessment of the transactions contemplated by this Agreement.

17                               Non-Competition and Non-Solicitation

17.1                     Genetrix agrees and undertakes not to do any of the things set out in Clause 17.2, for a period of three years as from the Closing Date (the “Non-Compete Period”), except with TiGenix’ prior written consent (which consent shall not be unreasonably withheld or delayed), regardless of whether Genetrix is acting:

17.1.1           directly or indirectly through Affiliated Companies or any other companies or other legal entities;

17.1.2           in its own capacity or as a director, manager, partner or shareholder of any company or any other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity; or

17.1.3           in any other capacity and in any other manner whatsoever.

17.2                     During the Non-Compete Period, Genetrix shall not:

17.2.1           carry on or participate in any business which is of the same or a similar type to, and which is or is likely to be in competition with, the Company’s Business as carried out on the Closing Date;

17.2.2           induce or attempt to induce any person who is or was at any time during the last two years before the Closing Date a customer, supplier or other business relation of the Company to cease doing business with the Company, to materially reduce its business with the Company or to do business with the Company on less favourable terms, or in any way interfere with the relationship between the Company and any of its customers, suppliers or other business relations;

17.2.3           induce or attempt to induce any employee of the Company to leave his/her employment with the Company, or in any way interfere with the relationship between the Company and any of its employees;

17.2.4           recruit (or otherwise engage as an independent contractor or in any other capacity) any employee of the Company or any person who was an employee of the Company at any time during the last two years before the Closing Date; or

17.2.5           induce or attempt to induce any director of the Company or any person having a consultancy or similar agreement with the Company to leave his/her position with the Company or to terminate his/her agreement with the Company, or in any way interfere with the relationship between the Company and any of its directors or any of the persons referred to in this paragraph.

17.3                     The non-compete and non-solicitation undertakings set out in this Clause 17 are geographically limited to Europe, North America, South America and Asia. For the avoidance of doubt, it is specified that they apply to Genetrix only, and not to the shareholders or directors of Genetrix (provided the latter are not acting on behalf or for the account of Genetrix).

17.4                     If TiGenix becomes aware of any infringement of the provisions of this Clause 17 by Genetrix, TiGenix shall give a notice to Genetrix enjoining it to cease any such infringement within ten (10) days. In case of failure to comply with this injunction, Genetrix shall pay to TiGenix damages (“schadevergoeding” / “dommages et intérêts”) in a lump sum amount of [***] for each day, or part of a day, that such infringement continues after the first day of infringement, without prejudice to TiGenix’ right to claim additional damages if it can establish that it has incurred a prejudice exceeding the above amounts.

17.5                     Genetrix acknowledges that the provisions of this Clause 17 are reasonable and necessary to protect the legitimate interests of TiGenix. However, if any of the provisions of this Clause 17 shall ever be held to exceed the limitations in duration, geographical area or scope or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions as conform with the maximum permitted by applicable law, and any provision of this Clause 17 exceeding such limitations shall be automatically amended accordingly.

18                               Standstill

18.1                     For a period as from the Signing Date until the earlier of (i) the Closing Date, or (ii) in case the Agreement is terminated pursuant to Clause 4.4, the passing of one (1) year as from the Signing Date, Genetrix shall not (whether directly or indirectly through intermediaries, persons or entities acting in concert, or otherwise), and shall procure and guarantee that none of its Affiliates shall:

18.1.1           purchase, sell, or otherwise acquire or dispose of any shares, securities or other financial instruments of TiGenix or any of its Affiliates; or

18.1.2           in any way assist or advise any other person in purchasing, selling, acquiring or disposing of, directly or indirectly, any shares, securities or other financial instruments of TiGenix or any of its Affiliates.

18.2                     Clause 18.1.1 shall not apply (i) in the framework of a public tender offer on the shares of TiGenix, or (ii) to the subscription of New Shares by Genetrix in the framework of the Contribution.

18.3                     Genetrix acknowledges that a breach of this Clause 18 may also constitute a violation of insider dealing and market abuse regulations applicable in Belgium or abroad and give rise to administrative and/or criminal sanctions.

19                               Lock-up

19.1                     Lock-up Period

Genetrix undertakes to TiGenix that during a term starting as from the Closing Date and ending twelve (12) months after the Closing Date (the “Restricted Period”), it shall not voluntarily Transfer any of its Upfront New Shares (such Upfront New Shares are collectively also referred to as the “Locked Shares”), provided that on the last day of each calendar month following the month in which the Closing Date occurs 1/12 of the Upfront Tranche 2 New Shares and 1/12 of the Upfront Tranche 3 New Shares shall be released from the lock-up and shall no longer be Locked Shares.

19.2                     Exceptions

The lock-up referred to in Clause 19.1 does not apply to:

19.2.1           any Transfer of Locked Shares by Genetrix to one or more of its Affiliated Companies (the “Permitted Transferees”), provided that (i) the Permitted Transferee adheres to this Agreement for the purposes of Clause 19 and assumes the same rights and obligations as Genetrix under Clause 19 by executing an accession deed in a form reasonably acceptable to TiGenix, and (ii) the Permitted Transferee and Genetrix undertake that the relevant Locked Shares will be transferred back to Genetrix if and as soon as the Permitted Transferee ceases to be an Affiliated Company of Genetrix;

19.2.2           any Transfer pursuant to a public takeover bid or squeeze-out on the shares of TiGenix; and

19.2.3           any Transfer which is approved by the board of directors of TiGenix deciding on a discretionary basis.

19.3                     Form of Locked Shares

Genetrix agrees and undertakes that its Locked Shares shall remain in registered form during the Restricted Period.

20                               Call Option

20.1                     If at any time after Closing the Company decides to stop all AlloCSCs Programmes at the Company, TiGenix shall notify Genetrix in writing at least sixty (60) days prior to the effective final stop of the AlloCSCs Programmes and Genetrix shall have the option to acquire the AlloCSCs Programmes, at TiGenix’ discretion, by:

20.1.1           acquiring all (but not only part) of the shares that TiGenix holds in the Company for a total consideration of [***]); or

20.1.2           acquiring the assets and liabilities of the Company relating to the AlloCSCs Programmes from the Company for a total consideration of [***], in which case TiGenix shall cause the Company to implement such transfer of the AlloCSCs Programmes related assets and liabilities to Genetrix.

20.2                     If Genetrix wishes to exercise the call option set out in Clause 20.1, it shall send a written exercise notice to TiGenix within thirty (30) days as from TiGenix’ notice referred to in Clause 20.1. In such event, TiGenix shall notify Genetrix within thirty (30) days following such exercise notice of its choice between the structures set out in Clause 20.1.1 and 20.1.2, unless TiGenix has already indicated its choice in its notice referred to in Clause 20.1.

20.3                     Parties shall use their best efforts to effect the transfer of the shares that TiGenix holds in the Company or, as the case may be, the AlloCSCs Programmes within fifteen (15) days following the notice by TiGenix referred to in Clause 20.2, against payment of the [***] consideration by Genetrix to TiGenix to the account designated by TiGenix.

20.4                     Parties agree that as from the moment Genetrix has acquired the shares in the Company or, as the case may be, the AlloCSCs Programmes pursuant to the exercise of the call option provided for in this Clause 20, (i) the development, operation and exploitation of the AlloCSCs Programmes by Genetrix or its Affiliates shall be exempt from Genetrix’ non-compete and non-solicitation undertakings set out in Clauses 17.1 and 17.2, and (ii) Genetrix shall enter into a non-solicitation undertaking with respect to employees, independent contractors, directors or consultants of TiGenix, except for those employees, independent contractors, directors or consultants of TiGenix that were predominantly allocated to the Company’s business between the Closing Date and the date of the Company’s decision to stop all AlloCSCs Programmes at the Company.

21                               Termination

21.1                     Termination Events

21.1.1           Mutual consent

This Agreement may be terminated at any time by mutual consent of TiGenix and Genetrix.

21.1.2           Breach of Closing Obligations

(i)                                  This Agreement may be terminated by any Party in accordance with Clause 8.5.2 (if the other Party does not fulfil its Closing Obligations).

(ii)                               If a termination notice has been given in accordance with Clause 8.5.2, this Agreement shall terminate on the expiration date of the notice period, unless the breach alleged by the terminating Party has been cured to the full satisfaction of the terminating Party on or before such expiration date.

21.1.3           Breach of Restrictions on the Operation of the Company

(i)                                  This Agreement may be terminated by TiGenix upon giving fifteen (15) days’ advance notice to Genetrix on or before the Closing Date in case of a breach of any provision of Clauses 6.1 (Operation of the Company’s Business) or 6.2 (Restrictions on Genetrix and the Company).

(ii)                               If a termination notice has been given in accordance with Clause 21.1.3(i), this Agreement shall terminate on the earlier of the expiration date of the notice period or the Closing Date, unless the breach alleged by TiGenix has been cured to its full satisfaction on or before such date.

21.2                     Consequences of a Failure to Terminate this Agreement

No failure by a Party to exercise its right to terminate this Agreement under this Clause 21 shall constitute a waiver of any other rights and remedies available to such Party under this Agreement.

21.3                     Effect of Termination

21.3.1           Each Party’s right of termination under this Clause 21 is in addition to any other rights and remedies it may have under this Agreement. Without prejudice to the generality of the foregoing, if TiGenix terminates this Agreement for breach of any provision of Clauses 6.1 or 6.2 pursuant to Clause 21.1.3, TiGenix’ right to seek indemnification for any Losses arising from such a breach of Clauses 6.1 or 6.2 shall survive such termination unimpaired.

21.3.2           If this Agreement is terminated pursuant to this Clause 21:

(i)                                  all further obligations of the Parties under this Agreement shall terminate, except that the obligations set out in Clauses provisions in Clauses 14 and 18 shall survive; and

(ii)                               each Party shall be under the obligation to reimburse or return to the other Parties any sum of money or other assets it has received from the other Party pursuant to this Agreement.

22                               Miscellaneous

22.1                     Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as any other Party may reasonably request for the purposes of carrying out the intent of the Agreement.

22.2                     Amendments and Waivers

22.2.1           Subject to Clause 4.3, no amendment of the Agreement shall be effective unless it is made in writing and signed by duly authorised representatives of all Parties.

22.2.2           Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under the Agreement shall be considered as a waiver of such right or remedy, or any other right and remedy under this Agreement.

22.2.3           Except as otherwise provided herein, no waiver shall be effective unless given in writing and signed by a duly authorised representative of the Party giving the waiver.

22.3                     Notices in connection with this Agreement

22.3.1           Any notice in connection with this Agreement must be in writing in English and shall be validly given with respect to each Party if:

(i)                                  delivered by hand (with written confirmation of receipt) to the persons listed hereinafter;

(ii)                               sent by e-mail (with confirmation by registered mail or an internationally recognised courier company within three (3) Business Days) to the e-mail addresses and postal addresses set out hereinafter; or

(iii)                            sent by registered mail or an internationally recognised courier company to the postal addresses set out hereinafter;

or to such other addressee, e-mail address or postal address as a Party may notify to the other Parties in accordance with this Clause 22.3.

If to TiGenix:	Name:	TiGenix NV

	Address:	Romeinse straat 12, bus 2 3001 Leuven Belgium

	Attention:	Eduardo Bravo (CEO) and An Moonen (Legal Counsel)

	E-mail:	#### ### ##### ###### #### ### ##### ######

With a copy to:	E-mail:	#### ### ##### ######

If to Genetrix:	Name:	Genetrix S.L.

	Address:	Calle Santiago Grisolía nº 2 (Parque Tecnológico Madrid) 28760 Tres Cantos Madrid Spain

	Attention:	#### ### ##### ######

	E-mail:	#### ### ##### ######

With a copy to:	E-mail:	#### ### ##### ######

22.3.2           Any notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand or a courier company;

(ii)                               on the next Business Day in the place to which it is sent if sent by e-mail (provided, however, that if no confirmation is received within three (3) Business Days, the notice shall be deemed to have been received on the date when such confirmation is actually received);

(iii)                            on the first Business Day following the date of posting if sent by registered mail, provided that both the sender and the addressee reside in Belgium; or

(iv)                           on the third (3) Business Day (in the place to which it is sent) following the date of posting if sent by registered mail where either the sender or the addressee does not reside in Belgium.

22.4                     Assignment of Rights and Obligations

22.4.1           Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under the Agreement to any third party (through a sale, a capital contribution, a donation or any other transaction, including the sale or contribution of a division (“bedrijfstak” / “branche d’activité”) or of a business as a whole (“algemeenheid” / “universalité”), or a merger or split-up) without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause 22.4.1).

22.4.2           Subject to the assignment restrictions set out in this Clause 22.4, the provisions of the Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assignees.

22.4.3           However, notwithstanding the foregoing, TiGenix shall be allowed to assign all or part of its rights and obligations under this Agreement to any Affiliate. In such event TiGenix shall guarantee the compliance by such assignee with the obligations under this Agreement that have been assigned to such assignee.

22.5                     Expenses

Each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of the Agreement.

22.6                     Interest on Overdue Amounts

Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at a rate of six per cent (6%) per year, calculated on the basis of a year of 365 days, from the due date up to the date of payment.

22.7                     Severability

22.7.1           If any provision in Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

22.7.2           In such case, each Party shall use its reasonable best efforts to immediately negotiate in good faith and implement a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

22.8                     Entire Agreement

22.8.1           This Agreement (together with the documents referred to herein) contains the entire agreement between the Parties and supersedes any prior agreement or understanding, written or oral, between the Parties or any of them with respect to the subject matter of this Agreement, including the Confidential Disclosure Agreement and the Non-Binding Term Sheet.

22.8.2           This Agreement replaces, terminates and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties or any of them relating to the same subject matter.

22.9                     Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

22.10              Jurisdiction

The courts of Brussels shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement).

22.11              Counterparts

This Agreement is signed in two (2) originals, signed on the Signing Date in counterparts and e-mailed as a pdf file to the other Party as evidence of this Agreement, with the original to follow by courier for all signatures to be collected such that each Party has one (1) original of the Agreement signed by the other Party. Notwithstanding the above, the Parties expressly agree that this Agreement shall be deemed to have been entered into in Brussels on the Signing Date. When taken together, the counterparts signed by TiGenix and Genetrix shall constitute one and the same instrument.

22.12              Proxy to initial the Agreement and Schedules

22.12.1    TiGenix hereby gives a power of attorney to each of Mrs. An Moonen, Legal Counsel of TiGenix, and Mr. Philippe Remels and Mr. Tim Vandorpe, lawyers at Linklaters LLP, Brussels, with the power to substitute (i) to initial on its behalf the pages of this Agreement and the Schedules to this Agreement, and (ii) to certify any documents in any way mutually agreed upon by the Parties.

22.12.2    Genetrix hereby gives a power of attorney to each of Mr. Carl Leermakers, Mr. Arnaud Van Oekel, Mr. David Prync, Ms. Magali Comans, lawyers at CMS DeBacker, with the power to substitute (i) to initial on its behalf the pages of this Agreement and the Schedules to this Agreement, and (ii) to certify any documents in any way mutually agreed upon by the Parties.

[NEXT PAGE IS SIGNATURES PAGE]

Done on 29 July 2015 in two (2) originals, of which one will be remitted to each Party.

TiGenix NV:

/s/ Eduardo Bravo
Name:	Eduardo Bravo
Title:	CEO and attorney-in-fact
Date:	29 July 2015

Genetrix S.L.:

/s/ #### ### ##### ######
Name:	#### ### ##### ######
Title:	Attorney-in-fact
Date:	29 July 2015

For acknowledgement and, to the extent required, approval of this Agreement and the transactions contemplated by it, including the Contribution and the Transfer and Assignment:

Coretherapix S.L.:

/s/ #### ### ##### ######
Name:	Genetrix S.L., represented by #### ### ##### ######
Title:	Director
Date:	29 July 2015

Index of Schedules

Schedule 1(a)	:	Data Room CD-ROM
Schedule 1(b)	:	Data Room Deposit Agreement
Schedule 1(c)	:	(Hypothetical example of) calculation of Working Capital
Schedule 8.2.7(i)	:	Form of resignation letters
Schedule 10	:	Genetrix’ Representations
Schedule 11	:	TiGenix’ Representations
Schedule 13.2.3	:	Form of Tax Residency Certificate for Genetrix Life Sciences
Schedule A	:	Power of attorney for execution on behalf of Genetrix
Schedule B	:	Power of attorney for execution on behalf of TiGenix

Schedule 1(a)
Data Room CD-ROM

(attached)

Schedule 1(b)
Data Room Deposit Agreement

(attached)

Between

Genetrix S.L.

and

TiGenix NV

and

Mr. ##### ##########

DATA ROOM DEPOSIT AGREEMENT

Linklaters LLP

Rue Brederode 13

B - 1000 Brussels

Facsimile (+32) 2 501 94 94

Ref PHXR / TVA

1

Data Room Deposit Agreement

Between:	(1)

Genetrix S.L., a company organised and existing under the laws of Spain, having its registered office at Calle Santiago Grisolía nº 2 (Parque Tecnológico Madrid) 28760 Tres Cantos, Madrid, Spain, and registered with the Commercial Registry of Madrid under volume number 15,909, page M-268.899, book 0, section 8 sheet 140 and with tax identification number (CIF) B-82826546, represented for the purposes of this Agreement by Cristina Garmendia, pursuant to a power of attorney by means of a notarial deed executed before the Notary Public José Angel Martinez Sanchiz in Madrid on 27 July 2015, with number 1,551 on his records, hereinafter referred to as “Genetrix”;

And:	(2)

TiGenix NV, a company organised and existing under the laws of Belgium, having its registered office at Romeinse straat 12, bus 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven), represented for the purposes of this Agreement by Eduardo Bravo, CEO and attorney-in-fact,

hereinafter referred to as “TiGenix”;

And:	(3)	Mr. ##### ##########, notary, having its notarial office at Lloyd Georgelaan 11, 1000 Brussels, hereinafter referred to as the “Depositary”.

The parties referred to above under (1) and (2) are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

Whereas:

(A)                            On or around the date hereof, the Parties entered into a contribution agreement regarding the contribution of shares in, and the contribution and the transfer and assignment of receivables on, Coretherapix S.L. (the “Contribution Agreement”).

(B)                            In the context of the transactions contemplated by the Contribution Agreement, the documents contained in the Data Room (as defined in the Contribution Agreement) have been copied on three (3) copies of a non rewritable CD-ROM, of which one (1) copy is attached to, and part of, each of the two (2) original copies of the Contribution Agreement.

(C)                            The Parties have agreed to deposit one (1) copy of the Data Room CD-ROM with the Depositary, to be kept by him in accordance with the terms and conditions of this Data Room Deposit Agreement.

2

It is agreed as follows:

1                                      Definitions

Capitalised terms defined in the Contribution Agreement have, unless expressly otherwise defined in this Data Room Deposit Agreement, the same meaning in this Data Room Deposit Agreement.

2                                      Deposit

2.1                            Prior to the signature of this Data Room Deposit Agreement, the documents contained in the Data Room have been copied on three (3) copies of a non rewritable CD-ROM (the “CD-ROM”) which have been initialled for identification purposes by the Parties or their duly authorised representatives.

2.2                            Within three (3) Business Days from the date on which they have executed this Data Room Deposit Agreement, any of the Parties or their attorneys-in-fact shall hand over one (1) copy of the CD-ROM to the Depositary.

2.3                            Genetrix hereby confirms the designation of each of Mr. Carl Leermakers, Mr. Arnaud Van Oekel, Mr. David Prync, Ms. Magali Comans, or any other lawyer of CMS DeBacker, as its attorney-in-fact for depositing the CD-ROM with the Depositary and TiGenix hereby confirms the designation of each of Mr. Philippe Remels and Mr. Tim Vandorpe, or any other lawyer of Linklaters LLP, as its attorney-in-fact for depositing the CD-ROM with the Depositary.

2.4                            The CD-ROM shall remain deposited with the Depositary for the entire duration of this Data Room Deposit Agreement.

2.5                            The Depositary shall not permit access to the CD-ROM by any of the Parties or by any third party, unless in accordance with Clause 3 of this Data Room Deposit Agreement or pursuant to an order from a competent authority.

2.6                            Subject to the provisions of Clause 3 of this Data Room Deposit Agreement, the Depositary shall keep the CD-ROM secure at his notarial office or at any other place in Belgium of his designation, for the entire duration of this Data Room Deposit Agreement.

2.7                            The Depositary accepts the task he is entrusted with by means of this Data Room Deposit Agreement. Upon deposit of the CD-ROM to the Depositary, the Depositary shall deliver the deposit certificate, substantially in the form as attached hereto as Schedule 1, in original to Genetrix and TiGenix.

3                                      Consultation

3.1                            Each of Genetrix and TiGenix or their representatives may consult all or part of the CD-ROM at any time by making a request for consultation to the Depositary (a “Request for Consultation”).

3.2                            Within three (3) Business Days from the receipt of a Request for Consultation, the Depositary shall notify the relevant Party of the date and time at which the CD-ROM will be available at his notarial office for consultation. Such date shall be fixed by the Depositary not later than one (1) week from the above notification by the Depositary.

3.3                            At the date set by the Depositary, the relevant Party shall have the opportunity to review and demand a print-out or a copy of any relevant part of the CD-ROM. At the request of the

3

relevant Party, such printed copies or data copies shall be certified by the Depositary as being conform to the original deposited CD-ROM.

3.4                            If, at the sole discretion of the Depositary and due to their significant number, it is not possible to immediately print the requested part of the CD-ROM, the Depositary shall have the pages printed and shall indicate to the requesting Party the date on which the printed and certified copies can be obtained at his notarial office.

3.5                            The expenses of printing or copying all or part of the CD-ROM upon request of a Party shall be borne by such Party as set forth in Clause 4.3.

3.6                            Without prejudice to the above provisions of this Clause 3, the Depositary may authorise the consultation, printing or delivery of the documents contained on the CD-ROM upon receipt of an arbitral award or a court order ruling on the same, it being understood that the Depositary shall immediately notify the Parties upon receipt of such award or court order. The printed copies shall be certified by the Depositary as being conform to the original deposited CD-ROM. The costs of such copies shall be equally shared by Genetrix on the one hand (50%) and TiGenix on the other hand (50%).

4                                      Remuneration of the Depositary

4.1                            Without prejudice to Clause 4.3 below, the remuneration of the Depositary for keeping the CD-ROM and for the performance of his other obligations under this Data Room Deposit Agreement amounts to EUR [***] (VAT included), to be shared equally between Genetrix on the one hand (EUR [***]) and TiGenix on the other hand (EUR [***]).

4.2                            On or about the date on which they have executed this Data Room Deposit Agreement, both Genetrix and TiGenix shall pay their part of the remuneration of the Depositary set out in Clause 4.1 by wire transfer to the bank account of the Depositary with account number ##### #### #### (BIC: #########).

4.3                            Each Party shall reimburse the Depositary at cost price for printing or making copies of the information on the CD-ROM that such Party would request. The Depositary may, at his sole discretion, request payment of these costs in advance of releasing the prints or copies.

5                                      Duration

5.1                            This Agreement shall remain in force and effect until 31 December 2020 (the “Expiration Date”).

5.2                            The Agreement shall end at the Expiration Date unless it is renewed by at least one (1) of the Parties (the “Renewing Party”) in accordance with the following paragraph.

5.3                            In order to renew the Data Room Deposit Agreement, the Renewing Party shall sign and send a notice of renewal to the Depository and the other Party between the 40th and 10th Business Day prior to the Expiration Date, provided that such notice of renewal shall result in an automatic renewal for another renewable term of two (2) years.

5.4                            The additional remuneration of the Depositary in respect of any renewed term shall be borne by the Renewing Party and shall be paid prior to the start of such renewed term.

5.5                            Upon the Expiration Date, the CD-ROM shall be handed over to TiGenix, provided that at the request of Genetrix, the Depositary will make a copy (certified by the Depositary as

4

being conform to the original deposited CD-ROM) for the benefit of Genetrix. The costs thereof shall be borne by Genetrix.

6                                      Confidentiality

The content of the CD-ROM is confidential and the Depositary is prohibited from disclosing all or any part thereof at any time, except (i) in accordance with the terms and conditions of this Data Room Deposit Agreement, (ii) after prior written approval of both Genetrix and TiGenix or (iii) if required by law, an order from a court or from any competent authority. For the avoidance of doubt, the content of the CD-ROM remains subject to the applicable confidentiality undertakings agreed between the Parties.

7                                      Relationship of this Data Room Deposit Agreement with the Contribution Agreement

This Data Room Deposit Agreement is the implementation of the Contribution Agreement. In the event of a discrepancy between the terms and conditions of this Data Room Deposit Agreement and those of the Contribution Agreement, the terms and conditions of the Contribution Agreement shall prevail on those of this Data Room Deposit Agreement.

8                                      Successors

This Data Room Deposit Agreement shall benefit to the legal successors and assigns of, respectively, each of the Parties and the Depositary.

9                                      Governing law

This Data Room Deposit Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

10                               Jurisdiction

The courts of Brussels shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Data Room Deposit Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Data Room Deposit Agreement).

11                               Counterparts

This Data Room Deposit Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

[NEXT PAGE IS SIGNATURES PAGE]

5

Done in three (3) originals. Each Party and the Depositary acknowledge receipt of their own original.

Genetrix S.L.

Name:	####### ##########
Title:	Attorney-in-fact
Date:	29 July 2015

TiGenix NV

Name:	Eduardo Bravo
Title:	CEO and attorney-in-fact
Date:	29 July 2015

Depositary:

Name:	##### ##########
Title:	Notary
Date:	31 July 2015

6

Schedule 1 - Deposit attestation (to be made on notary letterhead)

To:	Genetrix S.L. Calle Santiago Grisolía nº 2 (Parque Tecnológico Madrid) 28760 Tres Cantos, Madrid Spain

And:	TiGenix NV Romeinse straat 12, bus 2 3001 Leuven Belgium

31 July 2015

Dear Sir, Madam,

I hereby certify that I have received a CD-ROM initialled by (the duly authorised representatives or attorneys-in-fact of) Genetrix S.L. and TiGenix NV, and containing, as declared by these parties or their representatives or attorneys-in-fact, copies of the documents contained in the Data Room in the framework of the Contribution Agreement entered into by such parties on 29 July 2015.

I shall keep this CD-ROM secure in accordance with the provisions of the Data Room Deposit Agreement signed by Genetrix S.L. and TiGenix NV on 29 July 2015 and by myself as depositary on 31 July 2015.

Done in Brussels on 31 July 2015.

Notary ##### ##########

7

Schedule 1(c)
(Hypothetical example of) calculation of Working Capital

Note: The amounts indicated in table below are for illustration purposes only and need to be replaced by the relevant actual amounts as per the Closing Date to calculate the Working Capital as per the Closing Date.

		EUR

Activo no corriente:	Inversiones financieras a largo plazo (subgrupo 26)	10,000
Activo corriente:	Deudores comerciales y otras cuentas a cobrar
	Deudores varios (excepto grants) (subgrupo 44)	3,976
	Personal (subgrupo 46)	0
	Activos por impuesto corriente (subgrupo 47)	259,250
	Otros créditos con las administraciones publicas (subgrupo 47)	42,912
	Inversiones financieras a corto plazo
	Valores representativos de deuda (subgrupo 54)	76,350
	Periodificaciones (subgrupo 48)	0

	TOTAL ACTIVO	392,488

Pasivo corriente	Deudas a corto plazo
	Deudas a corto plazo con entidades de credito (tarjetas) (subgrupo 52)	0
	Proveedores de inmovilizado (subgrupo 52)	0
	Acreedores comerciales y otras cuentas a cobrar
	Proveedores (subgrupo 40)	14,427
	Acreedores varios (subgrupo 41)	410,955
	Personal (subgrupo 46)	39,859
	Otras deudas con las admnistraciones publicas (subgrupo 47)	0

	TOTAL PASIVO	465,241

	Working Capital	-72,753

Schedule 8.2.7(i)
Form of resignation letters

Coretherapix, S.L.U.

C/ Santiago Grisolía, nº2, local 15 28760 Tres Cantos, Madrid

Madrid, 31 July 2015	Madrid, 31 de julio de 2015

Dear Sirs,	Muy señores míos:

For all legal purposes and with effect from today, I hereby tender, in the name and on behalf of Genetrix, S.L., its final and irrevocable resignation from its position of sole director of the company Coretherapix, S.L.U.

Por la presente, a los efectos legales pertinentes y con efectos desde el día de hoy, en nombre y representación de Genetrix, S.L., presento su renuncia firme e irrevocable al cargo de administrador único de la sociedad Coretherapix, S.L.U.

Likewise, I declare that Genetrix, S.L. does not hold any claim (whatsoever) against Coretherapix, S.L.U. deriving from its position as director in the company, its resignation from such position or any other reason.

Asimismo, por la presente manifiesto que Genetrix, S.L. no tiene nada que reclamar a Coretherapix, S.L.U. por razón de su cargo de administrador único, por su renuncia al mismo ni por cualquier otro motivo.

In witness whereof and for the appropriate legal purposes, I sign this letter on the date and at the place first above written.	Y para que así conste y surta los efectos legales oportunos, firmo esta carta en la fecha y en el lugar indicados en el encabezamiento.

Yours faithfully,	Atentamente,

Mr #### ### ##### ###### for and on behalf of Genetrix, S.L.	D. #### ### ##### ###### en nombre y representación de Genetrix, S.L.

Coretherapix, S.L.U.

C/ Santiago Grisolía, nº2, local 15 28760 Tres Cantos, Madrid

Madrid, 31 July 2015	Madrid, 31 de julio de 2015

Dear Sirs,	Muy señores míos:

For all legal purposes and with effect from today, I hereby tender my final and irrevocable resignation from my position as representative in Coretherapix, S.L.U. of its sole director Genetrix, S.L.U.

Por la presente, a los efectos legales pertinentes y con efectos desde el día de hoy, presento mi renuncia firme e irrevocable al cargo de representante persona física en Coretherapix, S.L.U. de su administrador único Genetrix, S.L.,

Likewise, I declare I do not hold any claim (whatsoever) against Coretherapix, S.L.U. deriving from my position as representative of the sole director in Coretherapix S.L.U., or my resignation from it.

Asimismo, por la presente manifiesto que no tengo nada que reclamar a Coretherapix, S.L.U. por razón de mi cargo de representante persona física del administrador único de Coretherapix S.L.U., ni por mi renuncia al mismo.

In witness whereof and for the appropriate legal purposes, I sign this letter on the date and at the place first above written.	Y para que así conste y surta los efectos legales oportunos, firmo esta carta en la fecha y en el lugar indicados en el encabezamiento.

Yours faithfully,	Atentamente,

Mr #### ### ##### ######	D. #### ### ##### ######

Schedule 10
Genetrix’ Representations

(attached)

Schedule 10
Genetrix’ Representations

1                                      Genetrix’ capacity and representation — No Conflict

1.1                            Genetrix’ capacity and representation

1.1.1                  Genetrix is validly existing and incorporated under the laws of Spain, duly registered with the Commercial Registry of Madrid under volume number 15,909, page M-268.899, book 0, section 8 sheet 140 and with tax identification number (CIF) B-82826546.

1.1.2                  Genetrix has the capacity and authority to (i) enter into and execute this Agreement and any other documents to be entered into by it or any of its Affiliates pursuant to or in connection with this Agreement (together the “Transaction Documents”), (ii) contribute the Contributed Shares and the Contributed Genetrix Receivables into TiGenix, (iii) transfer and assign the Transferred Genetrix Receivables to TiGenix, and (iv) perform its obligations under the Transaction Documents. Without prejudice to the generality of the foregoing, Genetrix has obtained, or at Closing shall have obtained, all required approvals from all competent corporate bodies.

1.1.3                  The General Shareholders Meeting of Genetrix for the purposes of article 160.(f) of the Spanish Capital Companies Law (“Ley de Sociedades de Capital”), has approved the Contribution and Transfer and Assignment contemplated in this Agreement.

1.1.4                  This Agreement has been duly executed on behalf of Genetrix and constitutes the legal, valid, binding and enforceable obligation of Genetrix in accordance with its terms. The other Transaction Documents will, when executed, constitute the legal, valid, binding and enforceable obligation of Genetrix in accordance with their terms.

1.1.5                  Genetrix’ representatives are authorized and have sufficient authority to execute the Transaction Documents.

1.1.6                  Genetrix has not been declared insolvent nor is at present the object of any winding-up, liquidation, formal insolvency proceedings, recovery or compulsory administration nor has any resolution to that effect been adopted, and to Genetrix’ best knowledge there is no act or proceeding underway or pending to be filed for the adoption of any such measures. The execution of the Transaction Documents shall not cause Genetrix to become subject to any of the situations referred to in this Clause 1.1.6. Genetrix is not insolvent, bankrupt or unable to pay its debts that have fallen due.

1.1.7                  Genetrix is under no obligation to file any documents with or notify any public authority or other third party, or to obtain any consent or approval from any public authority or other third party in connection with the Transaction Documents, other than such filing, notification, approval and consent to which a specific reference is made in the Transaction Documents. Without prejudice to the generality of the foregoing, there is no need to obtain the consent of the insurance companies under the following agreements, in relation to the transactions contemplated by this Agreement:

1

(i)                                  Insurance policy agreement entered into between [***] and the Company, effective from 1 February 2014; and

(ii)                               Insurance policy agreement entered into between [***] and the Company on 3 July 2014.

1.2                            No Conflict

Neither the execution of the Transaction Documents nor the performance by Genetrix or the Company of their obligations thereunder will:

1.2.1                  result in a violation of (i) the bylaws or other organisational documents of Genetrix or its Affiliates, (ii) the bylaws or other organisational documents of the Company, or (iii) any resolution adopted by the board of directors, the sole director, the shareholders’ meeting or the sole shareholder, as applicable, of Genetrix, its Affiliates or the Company;

1.2.2                  result in a breach, or give rise to a right of termination or cancellation of any agreement or commitment under which the Company has any rights or by which the Company may be bound, or entitle any person to accelerate the maturity of any indebtedness or other obligation of the Company;

1.2.3                  result in a violation of any legal or regulatory requirement, or any judicial decision, arbitration award or decision of any public authority, to which Genetrix or the Company may be subject;

1.2.4                  allow any competent authority to modify, suspend, revoke or cancel any Government Permit of the Company (as referred to in Clause 10.4 of this Schedule); or

1.2.5                  result in any obligation for the Company to refund part or all of the financial aid, grants or subsidies referred to in Clause 3.6 of this Schedule, or allow any competent authority to refuse to grant to the Company any financial aid, grants or subsidies (or any part thereof) for which it has applied, except as explicitly mentioned in Sections X:\DD OSBORNE-GRANTS and X:\DD OPERACION SOBERANO\5-DERECHO ADMINISTRATIVO\4-SUBVENCIONES of the Data Room.

2                                      Corporate

2.1                            Existence and Organisation of the Company

2.1.1                  The Company is a limited liability company (“sociedad de responsabilidad limitada”) duly incorporated for an unlimited duration under the laws of Spain.

2.1.2                  The Company is duly registered with the Commercial Registry of Madrid under volume number 24667, page 70, book 0, section 8 sheet M-443970 and with tax identification number (CIF) B-64282650. The Company is duly registered with all competent authorities in all countries where it conducts its business or owns, leases or otherwise uses any assets, in accordance with applicable laws, and it has the legal capacity to act, own its assets and businesses and engage in its activities in the manner it currently does.

2.1.3                  The current bylaws of the Company are those recorded at the Madrid Commercial Registry at the date of this Agreement. Since 29 September 2014, there have been

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no amendments to the bylaws of the Company. The Company has not entered into any transaction or carried out any business outside the scope of its purpose clause and has complied with all other provisions of its bylaws and other organisational documents.

2.1.4                  All resolutions adopted by the corporate bodies of the Company have been validly adopted and those that, pursuant to applicable law, need to be registered at the Commercial Registry, have been registered thereat. There are no resolutions pending to be executed or to be registered at the Commercial Registry.

2.1.5                  The Company does not have any place of business in Spain (other than its registered office) or any branch office, representative office or permanent establishment abroad.

2.1.6                  An exhaustive list of all the special powers of attorney conferred upon the Company or granted by the Company (indicating the names and addresses of all persons holding a power of attorney on behalf of the Company, with details of the subject matter and scope of such power) is included in Section X:\DD OPERACION SOBERANO\1-DOCUMENTOS SOCIETARIOS\1-ESCRITURAS of the Data Room, which Section also contain an exhaustive list of the names and addresses of all banks and other financial institutions at which the Company has an account or safe deposit box, with the names and addresses of all persons authorised to draw on these accounts or who have access to these safe deposit boxes.

2.1.7                  Since 1 January 2015, the Company has not declared or paid any dividends or interim dividends whatsoever, nor has it distributed income, reserves or equity by any other procedure, and it has not adopted any of the foregoing resolutions that have yet to be implemented at the date of this Agreement.

2.1.8                  The Company has not made any public offering of shares or other securities in Spain or abroad.

2.2                            Insolvency, financial difficulties and reorganization

2.2.1                  The Company has not approved, nor is it in the process of approving, its merger or spin-off, conversion (“transformación”), global transfer of assets and liabilities, or any other kind of structural modification (“modificación estructural”) contemplated in the Structural Modifications Law (“Ley de Modificaciones Estructurales”).

2.2.2                  The Company is not subject to any situation of actual or imminent insolvency. In particular, the Company is not subject to any of the grounds for mandatory winding-up or capital reduction provided for in the Spanish Companies Act (“Ley de Sociedades de Capital”). The Company has not adopted any resolutions or filed any petitions - nor is there any proceeding underway or pending to be filed - for its winding-up, liquidation or declaration of insolvency.

2.2.3                  The Company has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them. The Company has not by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

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2.2.4                  No creditor has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company or, to the best knowledge of Genetrix, is likely to do so in the immediate future.

2.3                            Capital of the Company

2.3.1                  The capital of the Company amounts to EUR 8,004.10. It is represented by 80,041 shares (“participaciones”) of the same class and series which confer identical rights on the shareholders.

2.3.2                  The Contributed Shares have been duly and validly issued in compliance with Spanish law. They are fully subscribed and paid up, and represent 100% of the Company’s share capital.

2.3.3                  The capital increases carried out by the Company by means of in-kind contributions (including by means of offset of credits) or cash contributions have been done in compliance with all applicable laws and regulations and no liability for directors or shareholders (whether past, present or future) as a consequence of such capital increase (including as a consequence of the valuation of the in-kind contributions contributed to the Company in exchange of the relevant shares) has arisen or can reasonably be expected to arise.

2.3.4                  The Company has not issued any shares, with or without voting rights, founders’ shares, options, profit shares, bonds, convertible bonds, bonds with subscription rights, warrants or any other securities, other than the Contributed Shares.

2.3.5                  There is no agreement or commitment of any kind whereby the Company is or could be obligated to (i) issue any new shares or other securities, or (ii) purchase or redeem any of its existing shares or other securities. The Company has not adopted any resolution to increase or reduce its share capital that it is yet to be implemented. The Company does not hold any treasury stock.

2.3.6                  No share certificates have been issued, with or without the Company’s cooperation, in respect of any of the Contributed Shares.

2.4                            Ownership of the Contributed Shares and rights attached to the Contributed Shares

2.4.1                  Genetrix has full and exclusive ownership of, and holds legitimate title of full ownership (“pleno dominio”) of all Contributed Shares. The Contributed Shares are free and clear of all pledges, security interests, usufructs, options, or any other third party rights of any kind and there is no agreement, arrangement or obligation to create or give any such third party rights in relation to the Contributed Shares.

2.4.2                  All Contributed Shares have voting rights and Genetrix has the right to exercise all voting rights and other rights attached to the Contributed Shares. The voting rights and any other rights attached to the Contributed Shares have never been suspended, for any reason whatsoever, and there is no reasonable basis for any such suspension.

2.4.3                  There are no restrictions affecting the rights attached to the Contributed Shares, other than those provided for by law or in the bylaws or other organisational documents of the Company. None of the rights attached to the Contributed Shares, and in particular voting rights or rights to dividends, have been transferred to, or may be exercised by, any person other than the owner of the Contributed Shares by virtue of a power of attorney or otherwise.

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2.5                            Free Transferability of the Contributed Shares

2.5.1                  Any restrictions for the transfer of shares (“participaciones”) provided for in applicable law or in the bylaws of the Company will not apply or will be waived in respect of the transfer of the Contributed Shares prior to Closing.

2.5.2                  No shareholder or third party may exercise any right of first refusal in connection with the contribution and transfer of the Contributed Shares to TiGenix, or any call option on all or part of the Contributed Shares or any similar right.

2.5.3                  There is no agreement relating to the transfer of ownership of all or part of the Contributed Shares or that contains provisions that may affect the transfer of the ownership of the Contributed Shares, other than this Agreement.

2.5.4                  No authorisation or consent is required by any applicable laws or any agreements for the transfer of the Contributed Shares by Genetrix to the TiGenix.

2.6                            Shareholders’ Agreements and Joint Venture Agreements

2.6.1                  Genetrix is not a party to any shareholders’ agreement or similar agreement regarding the Company.

2.6.2                  The Company is not a party to any joint venture, partnership, consortium, profit sharing or any similar agreement or arrangement other than those included in Sections X:\DD OSBORNE-GRANTS and X:\DD OPERACION SOBERANO\5-DERECHO ADMINISTRATIVO\4-SUBVENCIONES of the Data Room.

2.7                            Interests and Directorships in other Companies

2.7.1                  The Company does not hold any shares or other interest, whether directly or indirectly, in any corporation, company, partnership, association or other legal entity, nor has it agreed to acquire any such shares or other interest.

2.7.2                  The Company has not been appointed as a director of any corporation, company, partnership, association or other legal entity.

2.8                            Corporate Books and Records

2.8.1                  The Shareholders’ Registry Book (“Libro Registro de Socios”), the Book of Agreements with the Sole Shareholder (“Libro de Contratos con el Socio Único”), the minute books, the official accounting books and registers and other records of whatsoever kind of the Company, which are required to be maintained under applicable law are duly legalised and up-to-date, are maintained in accordance with applicable law and contain complete and accurate records of all matters required to be dealt with in such registers, books and records. The meetings referred to in the minute books were duly and validly called and held, and the resolutions appearing in the minute books were duly and validly adopted. The signatures appearing on the minutes are the true signatures of the persons purporting to have signed.

2.8.2                  The Shareholders’ Registry Book (“Libro Registro de Socios”) of the Company accurately reflects the number of shares held by each shareholder.

2.8.3                  All books and records referred to in this Clause 2.8 have been made available to TiGenix and they are kept at the Company’s registered office. No notice or

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allegation that any of such registers, books or records is incorrect or should be rectified has been received.

2.8.4                  All information, resolutions and other documents in respect of the Company required to be filed with, registered with, or published in, the Commercial Registry or any other competent authority or published in the Spanish Official Gazette (“Boletín Oficial del Estado”), in the Commercial Registry Official Gazette (“Boletín Oficial del Registro Mercantil”) or in any other gazette, newspaper or publication have been duly and timely filed or published in accordance with applicable law. There are no resolutions, information or other documents pending to be filed with, registered with, or published in, the Commercial Registry, any other competent authority or published in any of the publications referred above.

3                                      Accounts and Liabilities

3.1                            Annual Accounts and Interim Accounts

3.1.1                  The Annual Accounts and the Interim Accounts have been prepared in accordance with Spanish law and generally accepted Spanish accounting principles, standards and practices (GAAP), applied on a uniform and consistent basis by the Company in the last five (5) financial years. The valuation rules of the Company have not been amended in the last five (5) financial years.

3.1.2                  The Annual Accounts have been (i) drawn up by the management body, (ii) audited and certified without any reservations by the auditor, (iii) approved by the shareholders’ meeting, or sole shareholder, as applicable, of the Company, and (iv) duly and timely filed for registration at the relevant Commercial Registry, in compliance with the provisions of the applicable legislation. The Interim Accounts have been drawn up by the management body.

3.1.3                  The Annual Accounts and the Interim Accounts present a true and fair view of the net worth, equity, financial situation, assets and liabilities and income of the Company at the date to which they refer and reflect all operations and transactions carried out by the Company.

3.1.4                  As at the date to which they refer, the Annual Accounts and Interim Accounts make full proper and adequate provision for all actual liabilities, disclose all contingent liabilities and make provision reasonably regarded as adequate for all bad and doubtful debts.

3.2                            No Undisclosed Liabilities

The Company has no undertaking, debt or liability of any nature whatsoever (whether due, subject to a term, conditional or contingent), including any off-balance sheet liabilities or liabilities or potential liabilities resulting from any agreement or otherwise, except for (i) undertakings, debts or liabilities referred to in this Agreement, (ii) undertakings, debts or liabilities duly reflected or in respect of which an adequate provision has been made in the Annual Accounts or the Interim Accounts, or (iii) undertakings, debts or liabilities incurred in the ordinary and usual course of business since 30 June 2015, none of which is material for the Company.

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3.3                            Guarantees and Comfort Letters

The Company has not given or agreed to give any guarantee, indemnity or collateral (in any form whatsoever) securing any liability of any third party or issued or agreed to issue any comfort letter (whether binding or not) in respect of any liability of any third party.

3.4                            Loans and Overdrafts

3.4.1                  Sections X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\4-LOANS and X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\1-BANCARIOS Y FINANCIEROS of the Data Room contain all information on:

(i)                                  the amount of all loans, overdrafts or other financial facilities outstanding or available to the Company (setting out the principal amounts, the applicable interest rates, the amount of any interest due and the amount of any break costs and other costs payable by the Company as a result of the prepayment of each of these loans, overdrafts or other financial facilities);

(ii)                               any pledges, mortgages, security interests and guarantees of any kind which relate to such financial facilities; and

(iii)                            the lender or the other payee of each such financial facilities.

3.4.2                  The Company is in compliance with all such financing facilities or security interests and no event has occurred which constitutes or might constitute an event of default, or otherwise gives rise or might give rise to an obligation to repay (fully or partially) any of the financial facilities identified in Sections X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\4-LOANS and X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\1-BANCARIOS Y FINANCIEROS of the Data Room (or will do so with the giving of notice or lapse of time or both).

3.4.3                  All liabilities of the Company in respect of such financial facilities can be prepaid in full without penalty at any time except as set out in Sections X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\4-LOANS and X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\1-BANCARIOS Y FINANCIEROS of the Data Room.

3.5                            Contributed Genetrix Receivables and Transferred Genetrix Receivables

3.5.1                  Genetrix has, or on Closing shall have, full and exclusive ownership of the Contributed Genetrix Receivables and the Transferred Genetrix Receivables.

3.5.2                  The Contributed Genetrix Receivables and the Transferred Genetrix Receivables are freely transferable and are free from any pledge, security interests or other third-party rights of any kind and there is no agreement, arrangement or obligation to create or give any such third party rights in relation to the Contributed Genetrix Receivables and the Transferred Genetrix Receivables.

3.5.3                  Since 1 January 2015, the Company has not paid any interests on the Contributed Genetrix Receivables and the Transferred Genetrix Receivables.

3.5.4                  On Closing, the Company shall have no debts or other liabilities towards Genetrix or any of its Affiliated Companies or related individuals, except for the Contributed Genetrix Receivables and the Transferred Genetrix Receivables.

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3.6                            Grants and Subsidies

3.6.1                  Copies of all documents relating to all financial aid, grants and subsidies that have been granted to the Company by any public authority, as well as all applications by the Company for any grant or subsidy are included in Sections X:\DD OSBORNE-GRANTS, X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\4-LOANS and X:\DD OPERACION SOBERANO\5-DERECHO ADMINISTRATIVO\4-SUBVENCIONES of the Data Room.

3.6.2                  The Company is complying and has complied at all times with all of the terms and requirements of such financial aids, grants and subsidies, and there is, to the best knowledge of Genetrix, no reasonable basis for any decision by any competent authority to:

(i)                                  request the Company to refund part or all of the financial aid, grants or subsidies that it has received; or

(ii)                               refuse to grant to the Company any of the financial aid, grants or subsidies (or any part thereof) for which it has applied.

4                                      Important business issues since 30 June 2015

Since 30 June 2015:

4.1.1                  there has been no material adverse change in the financial or trading position or prospects and no event, fact or matter has occurred or, to the best knowledge of Genetrix, is likely to occur which will or is likely to give rise to any such change;

4.1.2                  the business has not been materially and adversely affected by any abnormal factor (including the loss of any key employee, important service provider, important customer or source of supply) and, to the best knowledge of Genetrix, there are no facts which are likely to give rise to any such effects, except for the resignation of the employee Mr. ##### ##########;

4.1.3                  the business has been carried on as a going concern in the ordinary and usual course, without any material interruption or material alteration in its nature, scope or manner;

4.1.4                  otherwise than in the ordinary and usual course of business the Company has not entered into any material transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any material payment not provided for in the Interim Accounts.

5                                      Assets

5.1                            Ownership of Assets

5.1.1                  The Company is the full and exclusive owner of all fixed and current assets (i.e. equipment, furniture, accounts receivable, inventory, cash, etc.) which it uses for the conduct of its business, except for its offices which are leased by the Company.

5.1.2                  All of the filing formalities and other formalities necessary to establish or protect the ownership by the Company of its assets have been made in accordance with applicable law.

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5.2                            Security Interests and Other Third Party Rights on the Assets

5.2.1                  All of the assets owned or used by the Company are free and clear of all mortgages, pledges, security interests, usufructs, options, rights of first refusal, easements or any other third party rights of any kind.

5.2.2                  There is no overall pledge on the assets of the Company.

5.2.3                  The Company has not agreed to create any security interest on any of its assets or to give any other right to any third party in respect of any such assets.

5.2.4                  None of the assets used by the Company in its business are subject to a contractual clause that reserves the ownership of such assets for the benefit of any third party.

5.3                            Condition and Sufficiency of Assets

5.3.1                  Subject to ordinary wear and tear, all tangible fixed assets (i.e. any buildings, plant, machinery, equipment, furniture, vehicles, etc.) owned, leased or otherwise used by the Company are in good operating condition, are compliant with technical requirements and safety standards applicable to their use under applicable law, are in good working condition, are adequate for the uses to which they are being put and are free from any structural defects.

5.3.2                  The Company owns or has sufficient rights to use all the property and assets (tangible or intangible), used or held for use in connection with or necessary for the ordinary conduct of its business.

5.3.3                  The property and assets owned, leased or otherwise used by the Company comprise all the property and assets necessary or convenient for the carrying on of its business fully and effectively in the manner in, and to the extent to, which it is presently conducted.

5.3.1                  There are no property or assets used for the carrying on of the Company’s business that are the property of, or that are used by, Genetrix or any Affiliated Company of Genetrix (excluding, for the avoidance of doubt, the Company).

5.4                            Real Property

5.4.1                  The current use of all real property is permitted by applicable law and the relevant licences (including all applicable planning and zoning regulations) and there are no infringements. The real property complies with all the conditions, technical specifications, safety standards and obligations imposed by the relevant laws, authorities and insurance companies.

5.4.2                  Where required, the Company has obtained all planning permissions and licences, including, in particular, the licence of first occupation (“licencia de primera ocupación”), the opening licence (“licencia de apertura”) and the business activity licence (“licencia de actividad”). Likewise, the Company has complied with all the terms and conditions of the planning permissions and licences (including the payment of any expense or Tax accrued for the handling and obtaining of the licence) as well as any condition precedent to the granting of the planning permissions and licences. Neither Genetrix nor the Company is aware of any circumstance or has received any notice by virtue of which any of the licenses for the real property could be contested, affected, cancelled or revoked in the future.

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5.5                            Real Property Leased to the Company

5.5.1                  The Data Room contains a copy of the agreement(s) of the real property leased to the Company as lessee (or occupied by it otherwise than pursuant to a lease agreement). Copies of all lease agreements and other agreements relating to such real property have been delivered to TiGenix via the Data Room.

5.5.2                  Such real property has been leased and is occupied and used in conformity with all applicable zoning and other legal and regulatory requirements.

5.5.3                  There are no obligations or rights agreed between the Company and any of the landlords (verbal or written) which differ from those expressly reflected in the relevant lease agreements.

5.5.4                  The Company has paid all rents, expenses and other amounts due by it in a timely manner and it has otherwise fulfilled all of its obligations pursuant to the lease agreements or any applicable law.

5.5.5                  The lessors have fulfilled all of their obligations pursuant to the lease agreements or any applicable law. Without prejudice to the generality of the foregoing, the Company has undisturbed possession of all real property leased to it.

5.5.6                  The Company has not sublet or agreed to sublease all or part of the leased real property, or assigned or agreed to assign any rights or obligations under any lease to any third party.

5.5.7                  The Company has not notified any lessor of its intention to terminate any lease agreement prior to the end of the lease term or to reduce the surface area currently leased, nor has the Company been notified by any lessor of its intention to terminate any lease agreement prior to the end of the lease term or to reduce the surface area currently leased.

5.5.8                  Neither the execution of the Transaction Documents nor the performance of the undertakings, acts, and obligations assumed thereunder, authorizes any lessor to modify or terminate any of the lease agreements with the Company or to increase the rent.

5.5.9                  The Company is not involved in a claim or legal dispute over its use and enjoyment of the leased real property nor is any such claim foreseeable.

5.6                            Real Property Owned by the Company

The Company does not own any real property and has not owned any real property in the past.

5.7                            Accounts Receivable

5.7.1                  The accounts receivable of the Company as of the date of the Interim Accounts are for the purpose of this Clause 5.7 referred to as the “Accounts Receivable”.

5.7.2                  All doubtful Accounts Receivable have been duly written off in whole or in part in the Interim Accounts in accordance with applicable law and generally accepted Spanish accounting principles.

5.7.3                  All trade receivables, if any, that are part of the Accounts Receivable arise from sales actually made or services actually performed by the Company within the scope of its purpose clause.

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5.7.4                  The Accounts Receivable are not subject to any right of set-off, or claim of any kind.

5.7.5                  Except for VAT receivables or receivables in relation to grants or subsidies, all Accounts Receivable will be collected in full or for an amount that is not less than their net book value as shown in the Interim Accounts, within ninety (90) days after the day on which such Accounts Receivable first become due and payable.

5.8                            Inventory

5.8.1                  The inventories (i.e. any raw materials, supplies, work-in-progress, finished goods and returned products) of the Company do not contain any obsolete, damaged or slow-moving items. They consist of items that meet the quality control standards of the Company, and that either (i) can be used by the Company in its ordinary manufacturing process, or (ii) are saleable at the current prices applied by the Company.

5.8.2                  The quantities of each item of inventory are not excessive and they are sufficient for the continued conducting of the business of the Company after the date of this Agreement in substantially the same manner as conducted prior to such date.

5.9                            Working Capital

On Closing, the amount of the Company’s Working Capital shall not be below the Target Working Capital.

6                                      Intellectual Property

6.1                            Intellectual Property Assets

6.1.1                  For the purposes of this Clause 6.1 “Intellectual Property” means any intellectual property rights (whether registered or not) including:

(i)                                  all corporate names, trade names, internet domain names, logos, trade marks and service marks;

(ii)                               all patents, patent applications, and inventions and discoveries that may be patentable;

(iii)                            all design patents;

(iv)                           all copyright and neighbouring rights;

(v)                              all rights on software;

(vi)                           all rights on databases; and

(vii)                        all trade secrets and other confidential information (including know-how, technology and manufacturing processes, customer lists, supplier lists and employee remuneration).

6.1.2                  For the purposes of this Clause 6.1 “Intellectual Property Assets” means all Intellectual Property owned, used or licensed by the Company as licensee or licensor. Section X:\DD OPERACION SOBERANO\3-IP, PROTECCION DE DATAS Y TECHNOLOGIA\1-IP contains a list of all material Intellectual Property Assets, as well as copies of all documents evidencing title of the Company to the Intellectual

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Property Assets and of all licence agreements or other agreements relating to such Intellectual Property Assets.

6.1.3                  The Intellectual Property Assets constitute all of the Intellectual Property which is necessary or useful in conducting the business of the Company as it is currently conducted.

6.2                            Ownership, Right to Use and Registration

6.2.1                  The Company either (i) has full and exclusive ownership of the Intellectual Property Assets, free and clear of all security interests or other third party rights of any kind, or (ii) has the right to use the Intellectual Property Assets pursuant to a licence agreement or other agreement.

6.2.2                  All registrable Intellectual Property Assets have been duly registered, or applications for such registration have been duly made and are pending with all competent authorities. The Company has complied with all other filing formalities necessary to protect and maintain its interest in the Intellectual Property Assets.

6.2.3                  All Intellectual Property Assets are in compliance with all legal requirements (including the payment of filing, examination and maintenance fees) and are valid and subsisting.

6.2.4                  In respect of all Intellectual Property Assets that are registered or the subject of applications for registration in any registry anywhere in the world, all fees which are due and steps which are required for their maintenance and protection have been paid and taken. To Genetrix’ best knowledge, there are no actions that must be taken by the Company within one hundred and twenty (120) days of the Signing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Intellectual Property Assets.

6.2.5                  In respect of all licences and license agreements (including all amendments, novations, supplements or replacements to those licences and agreements):

(i)                                  they are in full force and effect, no notice having been given on either side to terminate them;

(ii)                               no circumstances exist or have existed which would entitle a party to terminate or vary them;

(iii)                            the obligations of all parties have been fully complied with and no disputes have arisen or, to the best knowledge of Genetrix, are foreseeable in respect thereof; and

(iv)                           where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Company’s rights they have been so registered.

6.2.6                  There has been and there is no misuse of know-how by the Company and the Company, Genetrix and its Affiliates have not made any disclosure of the Company’s know-how to any person other than TiGenix, except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

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6.3                            Assignment of Intellectual Property by Employees and Independent Contractors

6.3.1                  All employees and former employees of the Company have assigned to the Company all of their Intellectual Property that came into existence in connection with the performance of their employment agreement, including in respect of all documents, software, databases, inventions and discoveries, without any compensation being due or payable by the Company.

6.3.2                  All consultants and other independent contractors to which the Company has given any specific task or assignment have assigned to the Company all of their Intellectual Property that came into existence in connection with the performance of their task or assignment, including in respect of all documents, software, databases, inventions and discoveries, without any compensation being due or payable by the Company.

6.3.3                  None of the employees and former employees of the Company have contributed to any Intellectual Property Assets that exceed the scope of their relationship with the Company and no notice has been received by the Company in relation to the existence of such contribution by any employee or former employee of the Company.

6.4                            No Infringement

6.4.1                  To the best knowledge of Genetrix, no third party is infringing upon or otherwise violating the rights of the Company in respect of any Intellectual Property Asset.

6.4.2                  To the best knowledge of Genetrix, the Company is not infringing upon or otherwise violating the rights of any third party in respect of any Intellectual Property.

7                                      Information Technology and Data Protection

7.1                            Information Technology

7.1.1                  For the purposes of this Clause 7.1 “Information Technology Assets” means any computer systems, communication systems, software and hardware owned, used or licensed by the Company as licensee.

7.1.2                  The Information Technology Assets are in good working order and constitute all of the computer systems, communication systems, software and hardware which are necessary or useful in conducting the business of the Company as it is currently conducted.

7.1.3                  The Company either (i) has full and exclusive ownership of the Information Technology Assets, free and clear of all security interests or other third party rights of any kind, or (ii) has the right to use the Information Technology Assets pursuant to a licence agreement or other agreement. No element of the Information Technology Assets is provided by Genetrix or any Affiliated Company of Genetrix (excluding the Company).

7.1.4                  All services relating to, and licences of, Information Technology Assets are, and have been throughout the last two years, provided under written contracts with the Company. In relation to each such contract:

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(i)                                  it is in full force and effect, no notice having been given by either side to terminate it;

(ii)                               the obligations of the parties thereto have been fully complied with in all material respects; and

(iii)                            no disputes have arisen or, to the best knowledge of Genetrix, are foreseeable in respect of it.

7.1.5                  In the twelve months prior to the date of this Agreement, there has been no failure or breakdown of any Information Technology Assets which has caused any substantial disruption or interruption in or to the business of the Company or which has had a material adverse effect on the Company.

7.1.6                  The Company has in place reasonably adequate procedures (i) to prevent unauthorised access to, and the introduction of viruses into, the software and data contained in the Information Technology Assets, (ii) to take and store on-site and off-site back-up copies of such software and data, and (iii) to ensure that the business of the Company can continue without material disruption in the event of breakdown or performance reduction of the Information Technology Assets or loss of data, whether due to natural disaster, power failure or otherwise.

7.2                            Data Protection

7.2.1                  The Company has complied with all applicable legal or regulatory requirements relating to data protection and, in particular, with the Data Protection Act (“Ley de Protección de Datos de Carácter Personal”).

7.2.2                  No correspondence, dispute, enquiry, notice or other communication alleging non-compliance with the data protection legislation (including any enforcement notice, information notice or transfer prohibition notice) has been made or audit undertaken or proposed in relation to the Company by any data protection authority, and, in particular, by the Spanish Data Protection Agency (“Agencia Española de Protección de Datos”).

7.2.3                  The Company has not been involved in (nor is it aware of) any dispute with an individual in respect of any infringement or alleged infringement of the data protection legislation and neither the Company nor Genetrix has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement since its incorporation.

8                                      Agreements

For the avoidance of doubt, this Clause 8 (except for Clause 8.1) shall apply to all agreements to which the Company is a party, whether or not copies thereof are included in Section X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES of the Data Room.

8.1                            Material Agreements

8.1.1                  The Data Room contains copies of all material agreements and undertakings of any kind to which the Company is a party, including, if any:

(i)                                  supply agreements;

(ii)                               distribution, agency or similar agreements;

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(iii)                            agreements with any consultants or other independent contractors, and any other outsourcing agreements;

(iv)                           lease or leasing agreements for office equipment (including computers, servers and all computer and telecommunication systems) and office furniture;

(v)                              lease or leasing agreements for cars and other vehicles; and

(vi)                           all agreements entered into by the Company in relation to the CAREMI Trial and any other clinical trial conducted by the Company (including, but not limited to, clinical site agreements, agreements with CROs, agreements with laboratories and agreements with consultants).

8.1.2                  For the purposes of this Clause 8.1, an agreement shall be deemed to be “material” if (i) it involves or can reasonably be expected to involve a liability (of any nature whatsoever) for the Company in excess of twenty thousand euro (EUR 20,000) in aggregate, (ii) it is not capable of being terminated by the Company without compensation at any time with less than one month’s notice, or (iii) it is entered into with Genetrix or any Affiliated Company of Genetrix.

8.2                            Validity and Compliance

8.2.1                  All agreements to which the Company is a party are in full force and effect and are valid and enforceable against the Company and against the other parties thereto in accordance with their terms.

8.2.2                  No notice of termination or of intention to terminate has been received in respect of any agreements and, to the best knowledge of Genetrix, there are no grounds for rescission, avoidance or repudiation of any such agreements.

8.2.3                  The Company and all other parties to these agreements have complied with all terms and conditions of each of these agreements.

8.3                            Agreements Containing Unfavourable Terms

The Company is not a party to any agreement:

8.3.1                  which would restrain it from carrying on its business as it sees fit, including by preventing it from engaging in any particular business or competing with any particular third party;

8.3.2                  which is not at arm’s length;

8.3.3                  which exceeds the scope of its purpose clause; or

8.3.4                  which can otherwise reasonably be expected to have a material adverse effect on the Company.

8.4                            The Company has not transferred or acquired any stake in the share capital of any company, or any other asset (including financial investments), by virtue of an agreement under which the Company could have an obligation to indemnify any other party to such agreement.

8.5                            There are no agreements entered into by the Company with a term which ends within twelve (12) months following the Signing Date except for those listed in X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES of the Data Room.

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9                                      Employees

9.1                            Employment Agreements and Collective Bargaining Agreements

9.1.1                  Section X:\DD OPERACION SOBERANO\6-ASPECTOS LABORALES of the Data Room contains a list of the following information for each employee of the Company (including all employees on leave of absence for long-term incapacity): job position, recruitment date, date of birth, length of service and type of employment agreement.

9.1.2                  Section 6.3 of the Data Room contains copies of all standard forms of employment agreements (including non-disclosure and non-compete agreements) used by the Company. Copies of all employment agreements (including non-disclosure and non-compete agreements) entered into by the Company have been delivered to TiGenix.

9.1.3                  Section 6. “Convenio Colectivo Establecimientos Sanitarios 2011” of the Data Room contains (i) a list of all collective bargaining agreements entered into by, or applicable to the Company, and (ii) copies of all collective bargaining agreements concluded at the Company level, or any other collective bargaining agreements which have not been published.

9.1.4                  No employees of the Company have been hired through temporary employment agencies and none have taken unpaid leave of absence.

9.1.5                  There are no persons who, due to the time passed or application of legal provisions, could demand to be considered as employees of the Company, except for the employees listed in Section X:\DD OPERACION SOBERANO\6-ASPECTOS LABORALES of the Data Room.

9.2                            Remuneration and Employee Benefits

9.2.1                  Section X:\DD OPERACION SOBERANO\6-ASPECTOS LABORALES of the Data Room contains a list (with a detailed description) of:

(i)                                  any remuneration received by the Company’s employees constituting their annual base salary;

(ii)                               any remuneration received by the Company’s employees in addition to their annual base salary (including transport allowances, year-end premiums and other bonuses); and

(iii)                            all fringe benefits granted to employees of the Company.

9.2.2                  Copies of all documents relating to the benefits set forth in Section X:\DD OPERACION SOBERANO\6-ASPECTOS LABORALES of the Data Room are included in the Data Room.

9.2.3                  No remuneration, benefits incentive schemes or other rights other than those that have been granted pursuant to the agreements referred to in Clause 9.1 or that are described in Section X:\DD OPERACION SOBERANO\6-ASPECTOS LABORALES of the Data Room, have been granted or promised to any employee of the Company. Without prejudice to the generality of the foregoing, the Company has not agreed or promised to give any increase of remuneration of any nature whatsoever to any of its employees in excess of what is provided for in their employment agreement or any applicable collective bargaining agreement.

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9.3                            Labour Relations and Compliance

9.3.1                  The Company has complied with all employment agreements, all applicable collective bargaining agreements and all other agreements referred to in Clause 9.1 of this Schedule, and with all applicable laws and regulations relating to employment, social security and health and safety matters. The Company has not received any notice that it has breached any obligations imposed on it by any applicable laws, statutes, regulations, other requirements having force of law, collective agreements, recognition agreements or any contractual obligations towards or in respect of its employees, contractors or directors in any jurisdiction in which the Company operates.

9.3.2                  Without prejudice to the generality of the foregoing, the Company:

(i)                                  has paid all wages and all other amounts (including, but not limited to, commissions, incentive awards, bonuses, arrears, overtime pay, holiday pay, sick pay and all other benefits and expenses) due and payable to any of its employees, contractors or directors in a timely manner;

(ii)                               has respected any applicable salary freeze regulations;

(iii)                            has paid any amount due in case of termination of any employee, and has otherwise fulfilled all of its obligations to any former employee; and

(iv)                           has fulfilled all obligations (including financial obligations) imposed upon it in respect of any applicable early retirement schemes and pension plans (whether legal or extra-legal) of its employees.

9.3.3                  The Company has made and executed employment contracts in full compliance with the legal and regulatory requirements and in accordance with the purpose of the type of contract used in each case.

9.3.4                  All employees of the Company have complied, in all material respects, with all employment agreements, all applicable collective bargaining agreements and all other agreements referred to in Clause 9.1 of this Schedule, and all applicable laws and regulations relating to employment matters.

9.3.5                  No investigation (“Inspección de Trabajo y Seguridad Social”) of the Company by any competent authority is pending in respect of any employment or social security matters, the Company has not been informed by any competent authority that it intends to conduct such an investigation, and no such audit or investigation has been conducted in the last five (5) years. There are no court proceedings or administrative claims in progress for employment or social security reasons. To Genetrix’ best knowledge, no circumstances have arisen or exist under which the Company may be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or re-instate or re-engage any person or be subject to any form of sanction under any applicable law in respect of any person.

9.3.6                  No employee has notified the Company of his or her decision to terminate his or her employment agreement and no employee is considering terminating his or her employment with the Company, except for the resignation of the employee Mr. ##### ##########.

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9.3.7                  There is no strike or work stoppage pending against the Company and there has not been any labour disputes in the last five (5) years. No event has occurred and no circumstance exists that could reasonably give rise to any labour dispute.

9.3.8                  There are no individual or collective agreements or commitments of any kind (whether formal or informal, oral or in writing) under which the Company must pay compensation or indemnities of any kind to terminate employment contracts, in excess of the legal minimums in each case, nor has it made any such redundancy payments in the past. The Company is not party to any employment contracts or service agreements or agreements of any other kind that entitles any employee to receive any amounts due to a change of control in the Company.

9.3.9                  The Company does not have any contracts with senior management or personnel pursuant to the Spanish Royal Decree 1382/1985 of 1 August, or service agreements with directors and/or executives, or agreements of any kind that stipulate special employment conditions with regard to services provided by them or with regard to their possible exit from the Company or which provide that a change in the shareholding of the Company shall entitle them to treat such change as amounting to a breach of the contract or entitling them to any payment or benefit whatsoever or entitling them to treat themselves as redundant or dismissed or released from any obligation.

9.3.10           The Company is not involved in negotiations to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor has it made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants. The Company is not under any obligation to vary such terms and conditions. The Company is under no contractual or other obligation to change the terms of service of any director, executive or employee.

9.3.11           The Company is not part and has never been part of any group of companies for employment purposes. There are no court judgments or fines imposed by the labour inspection authorities where there is a declaration that the Company is part of a group of companies for employment purposes. There are no pending or threatened claims of any type against the Company or any group company claiming that the Company is part of any group of companies for employment purposes. No employee is currently in receipt of or, to Genetrix’ best knowledge, likely to claim under a long term disability or permanent health insurance scheme or policy.

9.3.12           The Company has not extended any loans, credit and/or guarantees to any directors, former directors, executives, former executives, employees or former employees of the Company.

9.3.13           Neither the execution of the Transaction Documents nor the performance by Genetrix or the Company of their obligations thereunder will give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to any employee, contractor or director whether in accordance with the standard terms and conditions of employment or engagement of such person or otherwise.

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9.3.14           The Company does not recognise any trade union or other body representing the employees (or any of them) for the purpose of collective bargaining, negotiation, information or consultation, nor are there any agreements (whether oral or in writing or existing by reason of custom or practice and whether or not legally binding) between the Company and any trade union or other workers representatives or organisation concerning or affecting the employees, nor has the Company done any act which might be construed as recognition or establishment, or received from any trade union, other workers representative body or employee a request for recognition or establishment of any works council or consultation committee and, to Genetrix’ best knowledge, no such request is pending.

9.3.15           The Company is not acting as the real employer and no illegal transfer of employees exists with regards to any independent consultant, employee or affiliate of any third party business partner that has rendered services to the Company in the frame of any services agreement.

9.3.16           The Company has taken all the coordination measures in relation to health and safety at work in relation to any independent consultant, employee or affiliate of any third party business partner that are legally or contractually required.

9.3.17           The Company has requested all the certificates required by law evidencing that independent consultants and third party business partners have always complied with their social security, health and safety, salary and other employment obligations during the period of time that the Company was engaged with them.

10                               Compliance with Laws — Government Permits

10.1                     For the avoidance of doubt, in case of any conflicts between any provision of Clause 10.2 (Compliance with Laws) and any provision of any other Clause of this Schedule relating to compliance with any legal or regulatory requirement in a specific area of the law, the latter shall prevail.

10.2                     Compliance with Laws

10.2.1           Except for such non-compliance which can not be reasonably expected to have an adverse effect on the Company, the Company complies and has always complied with, and conducts and has always conducted its business in compliance with, with all applicable legal and regulatory requirements and all judicial decisions, arbitration awards or decisions of any public authority to which it may be subject except for such non-compliance which can not reasonably be expected to have a material adverse effect on the Company.

10.2.2           Without prejudice to the generality of the foregoing, the Company is conducting and has always conducted the CAREMI Trial and all other clinical trials conducted by or on behalf of the Company in compliance with all applicable legal and regulatory requirements (including, but not limited to, good clinical practices and good pharmacovigilance practices).

10.2.3           Without prejudice to the generality of the foregoing, all regulatory filings made by the Company to any local, national, European, international or supranational authority have been properly and correctly made in all material respects, all such filings were made on the basis of information and data which were accurate and not misleading and no such filings omitted to state any material information or data.

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10.2.4           Without prejudice to the generality of the foregoing, all products manufactured by or on behalf of the Company (including by third party manufacturers) have been manufactured in compliance with all applicable legislation, rules and regulations (including, but not limited to, good manufacturing practices), except for such non-compliance which can not be reasonably expected to have an adverse effect on the Company.

10.2.5           Without prejudice to the generality of the foregoing, neither the Company nor any other person acting on behalf of the Company (including consultants or agents) has, directly or indirectly violated or caused to be violated any anti-corruption, anti-money laundering or similar legislation or regulation under any and all applicable law.

10.2.6           The Company has not received any notice or other communication from any public authority or other third party regarding any actual or alleged violation of any such legal or regulatory requirements, awards or decisions by the Company.

10.3                     Criminal Liability

Neither the Company nor any of its directors, executive officers or other employees, acting in such capacity on behalf of the Company:

10.3.1           has done or omitted to do anything or made any decision which could qualify as a criminal offence under Spanish law or any other applicable law, or has allowed any third party to commit any such criminal offence, or has aided and abetted any third party in committing any such criminal offence;

10.3.2           is, to the best knowledge of Genetrix, subject to any inquiry or investigation by any public prosecutor, investigating judge or any official or body involved in the investigation, prosecution or judgement of criminal offences, or has been indicted with, charged with, questioned for, or accused of, having committed any such criminal offence or has been or is being sued before any criminal judge or court or any of the above-mentioned officials or bodies; or

10.3.3           has ever been sentenced to any punishment, fine or provisional measures applicable in criminal matters.

10.4                     Government Permits

10.4.1           The Company has obtained all permits, licences, consents, approvals and authorisation that are required under any applicable law to permit the Company to conduct its business in the manner in which it currently conducts it and to permit the Company to own, lease or use all assets that are used in conducting its business (including any health and/or sanitary permits, environmental permits, operating permits, building permits and import or export licences) (the “Government Permits”).

10.4.2           Copies of all Government Permits have been included in Sections X:\DD OPERACION SOBERANO\5-DERECHO ADMINISTRATIVO and X:\DD OSBORNE_CLINICALandREGULATORY of the Data Room.

10.4.3           Each Government Permit is valid and in full force and effect, and none of the Government Permits has expired before the Signing Date or will expire on or before the Closing Date.

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10.4.4           All applications for the renewal of any Government Permit have been duly filed in a timely manner with all competent authorities, and all other filing formalities in respect of any Government Permit have been duly made or complied with in a timely manner.

10.4.5           The Company has complied with all of the terms and requirements of each Government Permit.

10.4.6           The Company has not received any notice or other communication from any public authority or other third party regarding any actual or alleged violation of any of the terms or requirements of any Government Permit by the Company, and, to the best knowledge of Genetrix, there is no reasonable basis for any decision by any competent authority to modify, suspend, revoke or cancel any Government Permit.

11                               Environmental Matters

11.1                     General Environmental Matters

11.1.1           To the best knowledge of Genetrix, no audit, study or test in respect of any environmental matters has been carried out by, or on behalf of, any public authority on any of the land or at any of the buildings or plant presently or previously owned, leased or otherwise used by the Company.

11.1.2           The Company has not carried out any business that can reasonably be expected to have an adverse effect on the environment, the public health or the health of its personnel.

11.1.3           The Company is under no obligation to carry out any clean-up work or other remedial work or has any financial responsibility for the costs of such clean-up work or other remedial work, under any applicable laws or regulations or any judicial decision, arbitration award or decision of any public authority to which it may be subject.

11.1.4           To Genetrix’ best knowledge, there is no asbestos present in any of the buildings or plant presently or previously owned, leased or otherwise used by the Company.

11.2                     Hazardous Substances and Waste

11.2.1           The land, buildings and plant presently or previously owned, leased or otherwise used by the Company are not and have not been used by the Company for the manufacturing, generating, processing, storage, handling, use or disposal of any hazardous substances or waste; to the best knowledge of Genetrix, no underground tanks or other underground storage receptacles for those substances are located in such land, buildings or plant.

11.2.2           To Genetrix’ best knowledge, there has been no release of any hazardous substances or waste at:

(i)                                  any of the land, buildings or plant presently or previously owned, leased or otherwise used by the Company;

(ii)                               any adjoining land, buildings or plant of any third party; or

(iii)                            any other location where hazardous substances or waste are or have been manufactured, generated, processed, stored, used or disposed of, by or on behalf of the Company.

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11.2.3           The Company has not disposed of any waste or drained any waste water in an unlawful manner.

11.2.4           To Genetrix’ best knowledge, the Company has not pumped any surface water or groundwater.

12                               Anti-Trust and Unfair Competition

The Company is not a party to any agreement, arrangement or concerted practice or is conducting any business which in whole or in part contravenes any anti-trust, merger control, fair trading, consumer information and protection or any similar legal or regulatory requirement in any jurisdiction where the Company conducts its business or owns, leases or otherwise uses any assets.

13                               Litigation

13.1.1           Except as set forth in Section X:\DD OPERACION SOBERANO\8-LITIGIOS of the Data Room, no claim has been made and no legal action has been instituted against the Company, and no lawsuit, arbitration, administrative proceeding or other legal proceedings involving the Company is pending before any court, arbitral tribunal or any other competent authority.

13.1.2           No legal action has been threatened to be instituted against the Company, and no event has occurred and, to the best knowledge of Genetrix, no circumstance exists that can reasonably serve as a legal basis for the commencement of any legal proceedings against the Company.

13.1.3           Copies of all correspondence and other documents relating to each claim, legal action or legal proceeding listed in Section X:\DD OPERACION SOBERANO\8-LITIGIOS of the Data Room have been included in said Section of the Data Room.

13.1.4           Except as indicated in Section X:\DD OPERACION SOBERANO\8-LITIGIOS of the Data Room, none of the claims, legal actions or legal proceedings listed in said Section of the Data Room can reasonably be expected to give rise to a judicial decision or arbitration award which is unfavourable for the Company.

14                               Insurance

14.1                     List of Policies and Scope of Coverage

14.1.1           Section X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\3-SEGUROS of the Data Room contains copies of all insurance policies held by the Company indicating the sums and types of loss and risk insured, the premiums and renewal date of each policy, as well as copies of all material correspondence with the relevant insurance companies.

14.1.2           All material assets of the Company of an insurable nature are insured against fire and other risks customarily insured against by companies conducting a business similar to the business conducted by the Company and against any specific risks to which the Company is exposed. The Company has taken out insurance coverage that is mandatory pursuant to applicable law or regulation, or any agreement with third parties. The Company has, at all times and for all applicable locations, taken out adequate insurance for the conduct of clinical trials.

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14.1.3           The Company is and at all times has been adequately covered against all risks arising from any liability to any third party, in such amounts as are customarily insured for, and pursuant to such policies as are customarily subscribed to, by companies conducting a business similar to the business conducted by the Company.

14.2                     Validity and Compliance

14.2.1           The insurance policies listed in Section X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\3-SEGUROS of the Data Room:

(i)                                  are valid and in full force and effect and will continue in full force and effect after the Closing Date (except as explicitly mentioned otherwise in Section X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\3-SEGUROS) of the Data Room;

(ii)                               have been issued by reputable insurance companies; and

(iii)                            are sufficient for compliance by the Company with all applicable laws and regulations.

14.2.2           The Company has paid all premiums due, has duly notified the insurance companies within the prescribed time periods of the occurrence of any damage, and has otherwise fulfilled all of its obligations under each policy.

14.2.3           The Company has not been informed by any insurance company of its decision:

(i)                                  not to indemnify the Company for a specific damage in the past three (3) years;

(ii)                               to increase the amount of any premium;

(iii)                            to reduce the extent of coverage provided under any policy; or

(iv)                           to terminate or refuse to renew any policy.

14.2.4           To the best knowledge of Genetrix, there is no reasonable basis for any such decision by any insurance company.

14.2.5           No insurance claims have been made during the past three (3) years.

15                               Products and Services

15.1                     Product and Service Warranty

No product designed, manufactured, sold, distributed or used, in a clinical trial or otherwise, and no service rendered by the Company is subject to any warranty, express or implied, except for such warranties as are given in the general purchase and/or sales terms and conditions or that arise from any applicable mandatory law.

15.2                     Product and Service Liability

15.2.1           The products designed, manufactured, sold, distributed or used, in a clinical trial or otherwise, by the Company and the services rendered by the Company have been designed, manufactured, sold, distributed, used, in a clinical trial or otherwise, or rendered in accordance with any applicable legal and regulatory requirements, including the provisions that regulate hygiene, safety, consumer information and protection and the conduct of clinical trials.

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15.2.2           The Company has not been held liable to any third party in respect of any product designed, manufactured, sold, distributed or used, in a clinical trial or otherwise, by it (based on hidden defects or otherwise), or any service rendered by it, and there is, to Genetrix’ best knowledge, no reasonable basis for any such liability.

15.2.3           There have not been any product recalls, reworks or post-sale warnings issued by the Company or by agents acting on its behalf relating to any product designed, manufactured, distributed, sold, supplied or used, in a clinical trial or otherwise, by it nor any internal investigation or consideration by Genetrix or by the Company of or decision concerning whether or not to do so.

16                               Taxes and Social Security

16.1                     Compliance in respect of Tax and Social Security Matters

16.1.1           The Company has complied with all applicable laws in respect of Tax and social security matters.

16.1.2           Without prejudice to the generality of the foregoing, the Company:

(i)                                  has filed in a timely manner with all competent authorities all income tax returns and other documents (including reports, financial statements, data relating to Taxes for which it is liable and Tax slips for any remuneration, commission or benefit granted to any shareholder, director, employee or any other person) that are required to be filed by it in respect of Taxes or social security contributions, and the information on such income tax returns and other documents is accurate and complete;

(ii)                               has duly accounted the amount of all deferred Taxes;

(iii)                            has made pre-payments in a timely manner in respect of all taxable income of the current financial year and the last financial year, in such amounts as are sufficient to avoid any Tax increase; and

(iv)                           has paid in full in a timely manner all Taxes and social security contributions that are due.

16.1.3           The documents referred to in Clause 16.1.2 above are (i) correct and complete according to applicable Tax regulations and (ii) not and cannot be subject to dispute or disagreement with the Ministry of Finance (“Ministerio de Hacienda”) or any other Spanish or foreign Tax authorities.

16.1.4           All documents requested by any Spanish or foreign Tax authorities has been provided by the Company in the required times.

16.1.5           Section X:\DD OPERACION SOBERANO\7-ASPECTOS FISCALES of the Data Room contains copies of all correspondence between the Company and any Tax authorities or any other competent authorities in respect of social security matters for the past four (4) years, as well as copies of all rulings and Tax agreements granted to, or concluded by, the Company for the past four (4) years.

16.1.6           All Taxes and social security contributions that the Company is or was required by any applicable law to withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, director, shareholder or any other third

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party including resident and non-resident recipients have been duly withheld and paid in a timely manner to all competent authorities.

16.1.7           Tax losses and Tax credits (including, for the avoidance of doubt, any Tax deduction) computed by the Company have been correctly calculated.

16.1.8           The Tax losses, relief and other deductions available against Spanish Corporate Income Tax (“Impuesto de Sociedades”) in future periods that are stated in the corresponding corporation tax returns for years prior to the Signing Date have been calculated and declared in accordance with applicable regulations.

16.2                     Other Tax and Social Security Matters

16.2.1           No audit or investigation of the Company by any Tax authorities or any other competent authorities is pending in respect of Tax or social security matters, the Company has not been informed by any Tax authorities or any other competent authorities that they intend to conduct such an audit, and no such audit or investigation has been conducted in the last five (5) years.

16.2.2           No income Tax adjustment has been assessed by any Tax authorities, and no amount has otherwise been claimed by any Tax authorities or any other competent authorities from the Company in respect of any unpaid Taxes or social security contributions. There is no reasonable basis for any such income Tax adjustment or other claim.

16.2.3           The Company has carried out all the transactions with related parties at arm’s length and these transactions are supported with the relevant back up documentation required by the Spanish Corporate Income Tax Law.

16.2.4           The Company’s claims for Tax refunds from any Tax authority are stated in the Annual Accounts in the amount expected to be received from that authority based on the principle of conservative valuation.

16.2.5           The Company is not a party to any agreement or arrangement with any Tax authorities or any other competent authorities extending the period for the filing of any Tax return or other document, or for the assessment or payment of any Taxes or social security contributions.

16.2.6           The Company has no liability of any kind for any Taxes or social security contributions of any third party.

17                               Relationships with Genetrix

17.1                     Indebtedness Owed to or by Genetrix

17.1.1           The Company does not owe any amounts to Genetrix, to the directors or executive officers of Genetrix or the Company or to any Affiliated Companies or related individuals of the foregoing individuals or legal entities, other than for payment of salaries and compensation for services actually rendered to the Company or as otherwise referred to in this Agreement.

17.1.2           There are no amounts owed to the Company by Genetrix, any Affiliated Company of Genetrix or any of the individuals or legal entities referred to in Clause 17.1.1 (by virtue of a loan, a current account or otherwise).

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17.1.3           The Company has not given any guarantees or security interests in respect of any liability of Genetrix, any Affiliated Company of Genetrix or any of the individuals or legal entities referred to in Clause 17.1.1.

17.2                     Agreements with Genetrix

Except as set forth in this Agreement and in Sections X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\1-BANCARIOS Y FINANCIEROS and X:\DD OPERACION SOBERANO\4-CONTRATOS RELEVANTES\4-LOANS of the Data Room, the Company is not a party to any agreement with Genetrix, with the directors or executive officers of the Company or with any Affiliated Company or related individual of Genetrix or any of the foregoing individuals or legal entities.

17.3                     Interests in Competitors, Customers and Suppliers

Neither Genetrix, nor any director or executive officer of the Company or any Affiliated Company or related individual of Genetrix or any of the foregoing individuals or legal entities has an interest, whether directly or indirectly, in any company that:

17.3.1           is in competition with the Company in any market presently served by the Company; or

17.3.2           has business dealings (whether as a customer, supplier or otherwise) with the Company.

18                               Professional Fees

The Company has not paid and is not required to pay, for any reason whatsoever, any fees, expenses or other amounts to any advisers or other professionals (including investment bankers or other financial advisers, lawyers, accountants, auditors, brokers or finders) in connection with any transaction contemplated under this Agreement. For the avoidance of doubt, this Clause 18 does not apply to fees and expenses incurred and/or to be paid by the Company for any “freedom to operate” analysis carried out by the advisers of the Company.

19                               Information Disclosed to TiGenix

19.1.1           All information contained in the Data Room is true and accurate and such information is complete (i.e. it does not omit to state a fact that ought to have been stated in order for such information not to be misleading to TiGenix).

19.1.2           There is no fact known to Genetrix that has or can reasonably be expected to have a material adverse effect on the Company or that might reasonably affect the willingness of an experienced purchaser to enter into the transactions contemplated by this Agreement that has not been disclosed in writing to TiGenix in the Data Room, in any correspondence between the Parties or in any other provision of this Agreement.

19.1.3           References in this Schedule 10 to particular Sections of the Data Room are for ease of reference only and without prejudice to the principle that all matters Fairly Disclosed, in any Section of the Data Room or otherwise, qualify any and all representations and warranties contained in this Schedule 10, except as specifically provided otherwise in Clause 10.3 of the Agreement.

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Schedule 11
TiGenix’ Representations

(attached)

Schedule 11
TiGenix’ Representations

1                                      TiGenix’ capacity and representation

1.1                            TiGenix has the capacity and authority to (i) enter into and execute this Agreement and any other documents to be entered into by it pursuant to or in connection with this Agreement (together the “Transaction Documents”), and (ii) perform its obligations under the Transaction Documents. Without prejudice to the generality of the foregoing, TiGenix has obtained, or at Closing shall have obtained, all required approvals from all competent corporate bodies.

1.2                            This Agreement has been duly executed on behalf of TiGenix and constitutes the legal, valid, binding and enforceable obligation of TiGenix in accordance with its terms. The other Transaction Documents will, when executed, constitute the legal, valid, binding and enforceable obligation of TiGenix in accordance with their terms.

1.3                            TiGenix’ representatives are authorized and have sufficient authority to execute the Transaction Documents.

1.4                            TiGenix has not been declared insolvent nor is at present the object of any winding-up, liquidation, formal insolvency proceedings, recovery or compulsory administration nor has any resolution to that effect been adopted, and to TiGenix’ best knowledge there is no act or proceeding underway or pending to be filed for the adoption of any such measures. The execution of the Transaction Documents shall not cause TiGenix to become subject to any of the situations referred to in this Clause 1.4. TiGenix is not insolvent, bankrupt or unable to pay its debts that have fallen due.

2                                      Corporate

2.1                            Existence and Organisation of TiGenix

2.1.1                  TiGenix is validly existing and incorporated under the laws of Belgium, duly registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven).

2.1.2                  TiGenix has not been declared insolvent nor is at present the object of any winding-up, liquidation, formal insolvency proceedings, recovery or compulsory administration nor has any resolution to that effect been adopted, and to TiGenix’ best knowledge there is no act or proceeding underway or pending to be filed for the adoption of any such measures. The execution of the Transaction Documents shall not cause TiGenix to become subject to any of the situations referred to in this Clause 2.1.2. TiGenix is not insolvent, bankrupt or unable to pay its debts that have fallen due.

2.2                            Capital of TiGenix

2.2.1                  On the Signing Date and immediately prior to Closing, the capital of TiGenix amounts to EUR 16,047,662, represented by 160,476,620 registered or dematerialized shares without nominal value, fully paid up.

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2.2.2                  All shares in TiGenix have been duly authorised and validly issued in compliance with all applicable rules and legislation. They have not been issued in contravention of any pre-emption right or preferential right in connection with such issuance.

2.2.3                  On the Closing Date, the Upfront New Shares shall be duly authorised and validly issued in compliance with all applicable rules and legislation. They shall not be issued in contravention of any pre-emption right or preferential right in connection with such issuance.

2.2.4                  All Upfront New Shares have identical voting rights, dividend rights, liquidation bonus rights and reimbursement rights as all other ordinary shares in TiGenix.

2.2.5                  On the Closing Date, there will be no restrictions affecting the rights attached to the Upfront New Shares, other than those provided for by law, in the bylaws or other organisational documents of TiGenix or as provided in this Agreement.

3                                      Information

3.1                            Except for the existence of this Agreement and the transactions contemplated by this Agreement, to TiGenix’ knowledge, on the Signing Date, TiGenix does not dispose of any information that constitutes “insider information” (“voorkennis” / “information privilégiée”, as defined in Article 2, 14° of the Belgian Law of 2 August 2002 on the supervision of the financial sector and on financial services), which should have been disclosed by TiGenix to the market pursuant to applicable Belgian law but which has not been disclosed to the market on or prior to the Signing Date and which would have a material adverse effect on the value granted to TiGenix shares for the purposes of the determination of the Upfront New Shares.

3.2                            TiGenix has made public all information required to be made public by applicable law and regulation. The information released publicly is accurate and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4                                      Financial condition of TiGenix

4.1                            The audited IFRS consolidated financial statements of TiGenix per 31 December 2014, together with the related notes included in the annual report 2014 as published by TiGenix (the “Annual Report 2014”), (i) were prepared in accordance with International Financial Reporting Standards as endorsed by the European Union (“IFRS”), which have been consistently applied pursuant to the relevant applicable laws and regulations, and (ii) give a true and fair view of the consolidated financial position of the TiGenix Group as at 31 December 2014 and of the consolidated results of operations and cash flows of the TiGenix Group as of 31 December 2014. In particular, but without prejudice to the generality of the foregoing, (i) TiGenix did not have, as of 31 December 2014, any liability (whether actual, deferred, contingent or disputed) or commitment which, in accordance with IFRS, should have been disclosed or provided for in such financial statements and which have not been so treated therein or in the Annual Report 2014, (ii) except as disclosed in the Annual Report 2014, the TiGenix Group did not have any ‘off-balance’ commitments or arrangements that pursuant to applicable law needs to be disclosed and (iii) the TiGenix Group has made adequate provisions or, as appropriate, disclosure in accordance with IFRS for taxation payable by any group entity.

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4.2                            Since 1 January 2015 TiGenix has not declared or paid any dividends or interim dividends whatsoever, nor has it distributed income, reserves or equity by any other procedure, and it has not adopted any of the foregoing resolutions that have yet to be implemented at the Signing Date.

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Schedule 13.2.3
Form of Tax Residency Certificate for Genetrix Life Sciences

(attached)

SKV 4425LA uigãva 5 04-01

Norra regionen ######## 010-574 67 15	HEMVISTINTYG CERTIFICATE Datum/Date 2015-07-22	Diarienummer/Ref.no 470 404743-15/5323
Namn och adress/Name and address Genetrix Life Sciences AB c/o ADVOKATFIRMAN LINDAHL KB BOX 1203 751 42 UPPSALA

Person/Reg.nummer/Civic reg./Org no 556676-8734	Kommun/Municipality UPPSALA
Forsamling/Community		Tidsperiod/Period 20150101 - 20151231

Härmed intygas att den skattskyldige - enligt de uppgifter som Skatteverket känner till - är obegränsat skattskyldig enligt reglerna för personer bosatta/registrerade i Sverige och har hemvist i Sverige enligt nedan angiven bestämmelse i skatteavtalet mellan Sverige och landet i fråga.

This is to certify that the taxpayer - in accordance with the information known to the authority at the date of issue - is resident and fully liable to tax in Sweden and is a resident of Sweden according to the article and paragraph in the Tax Convention between Sweden and the country in question.

Land/Country
Spanien/Spain

Artikel och punkt i skatteavtalet/Article and paragraph in the Tax Convention
Artikel IV, punkt 1/Article IV, paragraph 1

Skatteverkets anteckningar/Signature by the tax authority

Stämpel/Stamp	Underskrift/Signature

Skattekontoret Östersund			www.skattoverket.se
Postadress 831 87 ÖSTERSUND	Besöksadress Köpmangatan 18 831 30 ÖSTERSUND	Telefon 0771-567 567	E-postadress norrland@skatteverket.se

Schedule A
Power of attorney for execution on behalf of Genetrix

(Summary of power of attorney)

Special power of attorney recorded by notarial deed enacted by notary José Ángel Martínez Sanchiz on July 27, 2015:

•      Special powers granted by the board of directors of Genetrix S.L.

•      Powers granted to each of Ms. Cristina Garmendia Mendizábal, Mr. Juan Carlos del Castillo Tamayo, Mr. Javier García Cogorro, Mr. Miguel Mulet Parada, Ms. María Lourdes Lapeña Botija, Mr. Carl Leermakers, Mr. Arnaud Van Oekel, Mr. David Prync, Mr. Sixto de la Calle Peral and Mr. Ignacio Cerrato Crespán, with power to act jointly and separately, with their sole signature, in the name and on behalf of Genetrix S.L.

•      The granted powers are as broad as necessary to perform any action in relation to the corporate transaction by means of which the shares representing the whole share capital of Coretherapix SLU, which is owned by Genetrix S.L., are contributed into TiGenix NV.

Schedule B
Power of attorney for execution on behalf of TiGenix

(attached)

Power of Attorney

The undersigned, TiGenix NV, a company incorporated under the laws of Belgium, having its registered office at Romeinse straat 12, box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven) (the “Company”), hereby confirms the appointment of each of:

Eduardo Bravo, Willy Duron, Dirk Reyn, Claudia D’Augusta, Wilfried Dalemans and An Moonen

(each an “Attorney”), acting individually or jointly, with power to substitute, to be its attorney-in-fact (“bijzondere lasthebber” / “mandataire spécial”) to take any of the following actions in its name and on its behalf:

•                                to negotiate, finalise, execute and sign the Contribution Agreement between the Company and Genetrix S.L. in respect of the contribution and transfer by Genetrix S.L. to the Company of (i) all outstanding shares in Coretherapix S.L., a company incorporated and existing under the laws of Spain, having its registered office at Calle Santiago Grisolia, 2 (Parque Tecnológico de Madrid) 28760 Tres Cantos, Madrid, Spain and registered with the Commercial Registry of Madrid under volume number 24667, page 70, book 0, section 8 sheet M-443970 and with tax identification number (CIF) B-64282650 (“Coretherapix”), and (ii) certain receivables Genetrix S.L. has or will have on Coretherapix, and any related documents referred to therein (together the “Contribution Agreement”);

•                                to sign and execute all such undertakings, agreements (including any agreements that need to be signed on the closing date pursuant to the Contribution), statements, (notarial) deeds, certificates, notices, powers of attorney, acknowledgements, minutes and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Contribution Agreement and the perfection of the transactions contemplated by the Contribution Agreement.

In general, each of the Attorneys is authorized to do whatever is necessary or useful for the implementation of this Power of Attorney.

The Company agrees to ratify everything lawfully done by the Attorney under this Power of Attorney.

This Power of Attorney shall be irrevocable and shall remain in effect for a period of three months from the date hereof.

This Power of Attorney and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

Done in                    on     July 2015.

For TiGenix NV:

/s/ Eduardo Bravo
Name:	Eduardo Bravo
Title:	Director

/s/ Willy Duron
Name:	Willy Duron
Title:	Director

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